SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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WALGREEN CO.
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200 Wilmot Road
Deerfield, Illinois 60015

November 20, 2007

Dear Walgreens Shareholder:

     You are cordially invited to our Annual Shareholders’ Meeting on Wednesday, January 9, 2008, at 2:00 p.m., Central Standard Time. The meeting will be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois. A trolley service will run from the Navy Pier parking garages to Entrance 2, Lobby 3. Five-dollar parking passes will be available at the registration desk.

     We hope you will join us to learn more about our growth plans. These include continued store expansion, with 550 new stores planned for fiscal 2008; innovative programs such as DVD rental kiosks and printer cartridge refills, designed to draw new customers into our 6,000-plus stores; and strategic moves into non-retail sectors of healthcare service, including Take Care Health Clinics and the growing number of Walgreens outpatient pharmacies now located in hospitals and other medical centers.

     We look forward to seeing you January 9. Closed captioning will be offered during the entire meeting, including questions and answers. If you are unable to attend the meeting in person, please join us online at Walgreens.com at 2:00 p.m. that day to hear a live broadcast. A video re-broadcast will be available on our website beginning Friday, January 18.

     Whether or not you plan to attend, it is important that you vote your proxy promptly in accordance with the instructions on the enclosed proxy card.

     Thank you for your loyalty to Walgreens. Our best wishes for a happy holiday season.

Sincerely,

JEFFREY A. REIN	GREGORY D. WASSON
Chairman & CEO	President & COO

200 Wilmot Road
Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, January 9, 2008

TO THE SHAREHOLDERS OF WALGREEN CO.:

     The Annual Meeting of Shareholders of WALGREEN CO., an Illinois corporation, will be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois, on Wednesday, January 9, 2008, at 2:00 p.m. Central Standard Time.

     The Annual Meeting is being held for the following purposes:

(1)	To elect ten directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

(2)	To ratify the appointment of Deloitte & Touche LLP as Walgreen Co.’s independent registered public accounting firm;

(3)	To consider a shareholder proposal that Walgreen Co. issue a semi-annual report disclosing the Company’s monetary and non-monetary charitable contributions;

(4)	To consider a shareholder proposal requiring that the Board of Directors of Walgreen Co. submit the adoption, maintenance or extension of any poison pill to a shareholder vote as a separate ballot item;

(5)	To consider a shareholder proposal that the Board of Directors of Walgreen Co. adopt a policy that the Chairman of the Board be an independent director who has not previously served as an executive officer of the Company; and

(6)	To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on November 12, 2007, are entitled to vote at the meeting.

     Shareholders are cordially invited to attend the Annual Meeting. If attending, you should bring the admission ticket mailed with this proxy statement and at least one form of photo identification.

     You may vote your shares by telephone, via the Internet or by mail by following the instructions on your proxy card. If you vote by telephone or via the Internet, you should not return your proxy card. If you choose to vote by mail, please sign, date and return the proxy card in the envelope provided. The proxy may be revoked at any time before your shares are voted at the meeting by submitting written notice of revocation to the Secretary of Walgreen Co. or by submitting another timely proxy by telephone, Internet or mail. If you are present at the meeting, you may vote your shares in person, and the proxy will not be used. If you hold shares through a broker or other custodian, please check the voting instructions used by that broker or custodian.

     For further information concerning individuals nominated as directors, the ratification of the appointment of Deloitte & Touche LLP as Walgreen Co.’s independent registered public accounting firm, the shareholder proposals and the use of the proxy, you are respectfully urged to read the proxy statement on the following pages.

     The Company’s Annual Report to shareholders for fiscal year 2007 is enclosed with this proxy statement.

By order of the Board of Directors.

DANA I. GREEN
Secretary
November 20, 2007

200 Wilmot Road
Deerfield, Illinois 60015

November 20, 2007

PROXY STATEMENT

     This proxy statement is being sent beginning November 20, 2007, in connection with the solicitation of proxies to be voted at the Annual Meeting of Shareholders of Walgreen Co. to be held on January 9, 2008, and further, to inform the shareholders concerning the use of the proxy and the business to be transacted at the meeting.

     The enclosed proxy is solicited by the Board of Directors of the Company. The proxy may be revoked at any time before your shares are voted by submitting written notice of revocation to the Secretary of the Company or by submitting another timely proxy by telephone, Internet or mail. The items described herein constitute the only business that the Board of Directors intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein, or their substitutes, to vote on any other business that may properly come before the meeting. Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Only shareholders of record at the close of business on November 12, 2007, are entitled to notice of, and to vote at, the meeting. As of the close of business on November 12, 2007, the Company had 991,344,126 shares of common stock outstanding. Your vote is confidential and will not be disclosed to the Company unless required by law or requested by you. A majority of outstanding shares entitled to vote on a matter as of November 12, 2007, represented in person or by proxy at the meeting, constitutes a quorum. Abstentions and withheld votes are counted as shares represented at the meeting for purposes of determining whether a quorum exists.

     The expenses incurred in connection with the solicitation of proxies will be borne by the Company. Solicitation will be made by mail, but may also be made in some cases by telephone or personal call by officers, directors or regular employees of the Company who will not be specially compensated for such solicitation. The Company may also elect to retain and compensate a professional solicitor to assist in the solicitation of proxies, for an expected fee of $25,000 or less, plus reasonable expenses.

     The Company may request brokerage houses and other nominees or fiduciaries to forward copies of the Company’s proxy material and Annual Report to beneficial owners of stock held in their names, and the Company may reimburse them for reasonable out-of-pocket expenses incurred in so doing.

PROPOSAL 1

Election of Directors

     There are ten nominees for election to the Board of Directors. James J. Howard is retiring from the Board of Directors as of the date of the Annual Meeting of Shareholders and is not standing for re-election. Alejandro Silva was recommended for nomination by the Nominating and Governance Committee and nominated by the Board of Directors for election as a new director at this Annual Meeting of Shareholders.

     In the election of the Board of Directors, shareholders have the right to vote the number of shares owned by them for each of the ten nominees. Alternatively, shareholders may cumulate their votes and give ten votes to one nominee for each share owned, or they may distribute their votes among as many nominees as they choose. Directors are elected by the votes of a majority of the shares represented in person or by proxy at the meeting and entitled to vote. Withheld votes have the effect of votes against the election of directors, since there are fewer votes for election. If a shareholder does not inform his or her broker as to how the shareholder’s shares are to be voted, the broker may exercise its discretion in voting for or against the nominees. Therefore, no broker “non-vote” will occur as to the election of directors.

     Proxy votes will be cast for the election of the nominees named below to hold office for one year or until their successors are elected and qualified. Should any of these individuals unexpectedly become unavailable for election, the Nominating and Governance Committee will recommend, and the Board of Directors will substitute, another nominee for such individual. The proxies will vote your shares for that other person. The Board of Directors does not anticipate that any nominee will be unable to serve.

     The following table sets forth the names, ages, principal occupations and other information respecting the director nominees:

Names and ages of director nominees,	Period of service
their principal occupations	as director
and other information	began in
Jeffrey A. Rein, 55—Chairman of the Board (since July 2007) and Chief Executive Officer (since July 2006). Mr. Rein was President from July 2006 to July 2007, President and Chief Operating Officer from January 2003 to July 2006, and Executive Vice President of Marketing from February 2001 to January 2003.	2003

William C. Foote, 56—Chairman of the Board (since April 1996) and Chief Executive Officer (since January 1996) of USG Corporation. Mr. Foote was President of USG Corporation from September 1999 to January 2006. Mr. Foote is also a director of USG Corporation.	1997

Alan G. McNally, 62—Special Advisor to Harris Financial Corporation (formerly Bankmont Financial Corporation) (since January 1, 2007). Mr. McNally was Chairman of the Board of Harris Financial Corporation from April 1998 to May 2006, and a Director from May 2006 to December 31, 2006. Mr. McNally was Senior Advisor to TeleTech North America from February 2003 to September 2006. Mr. McNally was Chairman of the Board of Harris Trust and Savings Bank and Harris Bankcorp, Inc. from April 1995 until January 2004. Mr. McNally was Chief Executive Officer of Harris Trust and Savings Bank and Harris Bankcorp, Inc. from September 1993 to September 2002 and Bankmont Financial Corporation from April 1998 to September 2002, and Vice Chair of Bank of Montreal from 1990 to September 2002.	1999

Cordell Reed, 69—Former Senior Vice President of Commonwealth Edison Co. Mr. Reed is also a director of Underwriters Laboratories Inc. and Washington Group International, Inc.	1994

Names and ages of director nominees,	Period of service
their principal occupations	as director
and other information	began in
Nancy M. Schlichting, 53—President and Chief Executive Officer of the Henry Ford Health System (since June 2003). Ms. Schlichting was Executive Vice President and Chief Operating Officer of the Henry Ford Health System from June 1999 to June 2003, and President and Chief Executive Officer of Henry Ford Hospital from August 2001 to June 2003.	2006

David Y. Schwartz, 66—Independent business advisor and consultant. Former Partner at Arthur Andersen LLP. Mr. Schwartz is also a director of Foot Locker, Inc., Stage Stores, Incorporated and True Value Company.	2000

Alejandro Silva, 60—Chairman and President of Evans Food Group, Inc. (since 1985), a producer of snack foods. Mr. Silva is also a director of PrivateBancorp, Inc.	—

James A. Skinner, 63—Vice Chairman (since January 2003) and Chief Executive Officer (since November 2004) of McDonald’s Corporation. Mr. Skinner was President and Chief Operating Officer of McDonald’s Restaurant Group from February 2002 to December 2002. Mr. Skinner served as President and Chief Operating Officer of McDonald’s—Europe, Asia/Pacific, Middle East and Africa from June 2001 to January 2002. Mr. Skinner is also a director of McDonald’s Corporation and Illinois Tool Works Inc.	2005

Names and ages of director nominees,	Period of service
their principal occupations	as director
and other information	began in
Marilou M. von Ferstel, 69—Former Executive Vice President and General Manager of Ogilvy Adams & Rinehart.	1987

Charles R. Walgreen III, 72—Chairman Emeritus of Walgreen Co. (since July 1999). Chairman of the Board until July 1999 and Chief Executive Officer until January 1998. Mr. Walgreen III is the father of Kevin P. Walgreen, an executive officer of the Company.	1963

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES AS SET FORTH ABOVE. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

Information Concerning Corporate Governance, the Board of Directors and its Committees

     The Board of Directors met nine times and there were 18 meetings of Board Committees during the 2007 fiscal year. The Company’s Corporate Governance Guidelines state that directors are expected to attend the Annual Meeting of Shareholders and all meetings of the Board and the Committees of which they are members, unless prevented by unavoidable circumstances. Each director attended more than 87% of the aggregate number of meetings of the Board of Directors and meetings of the Board Committees on which he or she served during the periods for which he or she served. All of the directors who were then serving attended the Company’s annual meeting of shareholders on January 10, 2007.

     The Board believes that, as a matter of policy, at least two-thirds of the Company’s Board members should be independent directors. Accordingly, the Board conducts an annual review as to whether each of its directors qualifies as independent. As permitted by the New York Stock Exchange, The NASDAQ Global Select Market and the Chicago Stock Exchange listing standards, the Board has determined categorically that one or more of the following relationships will not be considered to be material relationships that impair a director’s independence:

1)	The director or a member of the director’s immediate family is, or has been during the entity’s last fiscal year, an executive officer or director of an entity with which the Company has ordinary course business dealings and such entity has, directly or indirectly, made payments to, or received payments from, the Company during the entity’s last fiscal year that account for less than the greater of $200,000 or 2% of the entity’s consolidated gross revenues for that entity’s last fiscal year; or

2)	The director or a member of the director’s immediate family is an executive officer, director or trustee or was an executive officer, director or trustee of a charitable or other not-for-profit entity during the entity’s last fiscal year and the Company’s contributions to the entity during the entity’s last fiscal year are: (a) less than the greater of $200,000 or 2% of the entity’s total annual charitable receipts for the entity’s last fiscal year; and (b) less than 5% of the Company’s total annual contributions to charitable or other not-for-profit entities. The Company’s matching of employee charitable contributions will not be included in the Company’s annual charitable contributions for this purpose.

     Based on its most recent annual review, and a subsequent review with respect to Mr. Silva, the Board of Directors has affirmatively determined that Mr. Foote, Mr. Howard, Mr. McNally, Mr. Reed, Ms. Schlichting, Mr. Schwartz, Mr. Silva, Mr. Skinner and Ms. von Ferstel have no material relationship with the Company other than as a director and are independent as defined in the listing standards of the New York Stock Exchange, The NASDAQ Global Select Market and the Chicago Stock Exchange, as well as the Company’s independence standards. In assessing the independence of the directors named herein, the Board of Directors considered the facts that: (1) Mr. Foote served as a trustee and a civic committee member of not-for-profit organizations to which the Company made charitable contributions; (2) Mr. Howard served as a director of a company with which the Company conducted business; (3) Mr. McNally served as a director of a company with which the Company conducted business; (4) Mr. Reed served as chairman of the board and a director of not-for-profit organizations to which the Company made charitable contributions, and a director of a company with which the Company conducted business; (5) Ms. Schlichting served as an officer of a company with which the Company conducted business; (6) Mr. Schwartz served as a director of a company with which the Company conducted business; (7) Mr. Silva served as a director of not-for-profit organizations to which the Company made charitable contributions; (8) Mr. Skinner served as vice chairman and an officer of a company with which the Company conducted business, and as a trustee of a not-for-profit organization to which the Company made charitable contributions; and (9) Ms. von Ferstel served as a trustee of a not-for-profit organization to which the Company made charitable contributions. In each instance, the Board concluded that the transactions and contributions did not impair the director’s independence.

     The independent members of the Board of Directors meet in regularly scheduled executive sessions in conjunction with each quarterly Board meeting. In January, the executive session agenda includes CEO performance, and the presiding director is the Chairman of the Compensation Committee. In October, the executive session agenda includes Board performance, and the presiding director is the Chairman of the Nominating and Governance Committee. For all other executive sessions, the presiding director is rotated based on alphabetical order of the directors’ last names.

     The Board has adopted a written charter for each of its Committees, as well as Corporate Governance Guidelines that address the make-up and functioning of the Board. The Board has also adopted an Ethics Policy Statement that applies to all of the Company’s employees, officers and directors, as well as a Code of Ethics for Financial Executives that applies to and has been signed by the Chief Executive Officer, the Chief Financial Officer and the Controller. These materials can be found on the Company’s website at investor.walgreens.com, and may be obtained by written request to Walgreen Co., Attn: Shareholder Relations, Mail Stop #2261, 200 Wilmot Road, Deerfield, Illinois 60015. Changes to or waivers, if any, of the Company’s Ethics Policy Statement for directors and executive officers or the Company’s Code of Ethics for Financial Executives would be promptly disclosed on the Company’s website.

Committees

     The Board of Directors had standing Audit, Compensation, Finance, and Nominating and Governance Committees during fiscal year 2007, each of which is described below. The Board of Directors has determined that each member of the Audit, Compensation, and Nominating and Governance Committees is independent as defined in the Company’s independence standards, the rules of the Securities and Exchange Commission (the “SEC”) (in the case of the members of the Audit Committee), and the listing standards of the New York Stock Exchange, The NASDAQ Global Select Market and the Chicago Stock Exchange, on which the Company’s common stock is listed. The following table sets forth current committee membership:

	Audit	Compensation	Finance	Nominating and
Director Name	Committee	Committee	Committee	Governance Committee
Mr. Foote		X		X*
Mr. Howard		X		X
Mr. McNally			X*	X
Mr. Reed		X*	X
Ms. Schlichting	X			X
Mr. Schwartz	X*		X
Mr. Skinner	X	X	X
Ms. von Ferstel	X			X
Mr. Walgreen III			X
____________________

*	Chair of Committee.

Audit Committee

     The Audit Committee met eight times during the fiscal year. The Committee is composed of David Y. Schwartz, Chairman, Nancy M. Schlichting, James A. Skinner and Marilou M. von Ferstel. Each member of the Committee meets the current financial literacy requirements of the New York Stock Exchange, The NASDAQ Global Select Market and the Chicago Stock Exchange. The Committee’s responsibilities as set forth in its charter include evaluation of significant matters relating to the financial reporting process and system of internal accounting controls of the Company, as well as review of the scope and results of the annual audits conducted by the independent registered public accounting firm. The Board of Directors has determined that David Y. Schwartz meets the SEC’s definition of audit committee financial expert.

Compensation Committee

     The Compensation Committee met four times during the fiscal year. The Committee is composed of Cordell Reed, Chairman, William C. Foote, James J. Howard and James A. Skinner. The Committee determines the various elements of executive compensation and oversees the executive succession planning process. The Committee maintains authority and responsibility for the administration of various executive compensation programs, including the Company’s Executive Stock Option Plan, Long-Term Performance Incentive Plan, Management Incentive Plan and certain executive deferred compensation plans. The Committee also reviews management’s proposals regarding certain employee benefit plans and makes recommendations regarding such proposals to the Board of Directors. For additional information regarding the operation of the Committee, see “Executive Compensation — Compensation Discussion and Analysis” below.

Finance Committee

     The Finance Committee met four times during the fiscal year. The Committee is composed of Alan G. McNally, Chairman, Cordell Reed, David Y. Schwartz, James A. Skinner and Charles R. Walgreen III. The Committee reviews the financial policies, requirements and practices of the Company and makes recommendations to the Board of Directors concerning such matters.

Nominating and Governance Committee

     The Nominating and Governance Committee met two times during the fiscal year. The Committee is composed of William C. Foote, Chairman, James J. Howard, Alan G. McNally, Nancy M. Schlichting and Marilou M. von Ferstel. The Committee considers matters related to corporate governance, makes recommendations to the Board of Directors regarding various elements of director compensation, develops general criteria regarding the qualifications and selection of Board members and recommends candidates for election to the Board of Directors.

Nomination of Director Candidates

     The Board of Directors seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, the Company and its shareholders. Desired qualities to be considered include:

     Experience:

  high-level leadership experience in business or administrative activities, and significant accomplishment;

  breadth of knowledge about issues affecting the Company; and

  proven ability and willingness to contribute special competencies to Board activities.

     Personal attributes:

  personal integrity;

  loyalty to the Company and concern for its success and welfare;

  willingness to apply sound and independent business judgment;

  awareness of a director’s vital role in assuring the Company’s good corporate citizenship and corporate image;

  no present conflicts of interest;

  availability for meetings and consultation on Company matters;

  enthusiasm about the prospect of serving;

  willingness to assume broad fiduciary responsibility; and

  willingness to become a Company shareholder.

     When recommending to the full Board the slate of directors to be nominated for election at the annual meeting of shareholders, the Nominating and Governance Committee reviews the qualifications and backgrounds of nominees for director, as well as the overall composition of the Board. Nominees may be suggested by directors, members of management, shareholders, or, in some cases, by a third-party board services consulting firm engaged to recommend director candidates. The Nominating and Governance Committee may utilize the services of board services consulting firms to help identify candidates for director who meet the qualifications outlined above. Such firms screen the candidates against the qualifications outlined above, develop profiles and prepare biographies of each candidate for the Nominating and Governance Committee to review, and assist in the interview process. A third-party board services consulting firm recommended Mr. Silva as a potential Board candidate. The Chairman of the Board, acting on behalf of the full Board, extends the formal invitation to become a Board nominee.

     If a shareholder would like to recommend a person for the Nominating and Governance Committee to consider as a nominee for election to the Board of Directors, he or she may submit the recommendation to the Secretary of the Company in compliance with the procedures for shareholder nominations described in the Company’s By-Laws. If a submission is properly made under the Company’s By-Laws, the Nominating and Governance Committee will apply the same standards to the evaluation of a shareholder nominee as it applies to nominees submitted from other sources. A shareholder who wishes to recommend a prospective nominee for consideration by the Nominating and Governance Committee should notify the Secretary of the Company in writing on or after September 11, 2008, and not later than October 11, 2008. The notice should be directed to Walgreen Co., Attention: Corporate Secretary, 200 Wilmot Road, Deerfield, Illinois 60015. The notice should contain (i) the name and address, as they appear in the Company’s books, of the shareholder giving the notice, (ii) the class and number of shares of the Company that are beneficially owned by the shareholder, (iii) a statement that the candidate is willing to be nominated and to serve as a director if elected, and (iv) any other information regarding the candidate that the Securities and Exchange Commission would require to be included in a proxy statement.

     If a shareholder would like to nominate an individual in person at the next annual meeting scheduled to be held on January 14, 2009, he or she must provide the notice and comply with the procedures discussed above for nominees.

Communications with the Board of Directors

     The Board of Directors has adopted the following procedure for shareholders to communicate with members of the Board of Directors and for all interested parties to communicate with the presiding director for a particular Board meeting or the non-management directors as a group. All such communications should be sent by regular mail to Walgreen Co., Attention: Corporate Secretary, 200 Wilmot Road, Deerfield, Illinois 60015. The Corporate Secretary or his or her designee will collect and organize all such communications, discarding any that are solicitations or are irrelevant to the Board’s responsibilities. The remaining communications will be forwarded to the appropriate member or group of members of the Board, who shall determine how such communications should be addressed.

Compensation of Directors

     Full-time employees of the Company who serve as directors do not receive additional compensation for service on the Board of Directors. This section describes the annual compensation provided to non-employee directors.

     Overview. Non-employee director compensation is reviewed annually by the Nominating and Governance Committee of the Board of Directors, with the assistance of an outside compensation consultant (currently Mercer). This consultant is asked to provide information regarding market compensation, practices and trends, assist in the review and evaluation of such information and advise the Nominating and Governance Committee regarding compensation decisions. The Nominating and Governance Committee’s review compares the Company’s director compensation to both retail peer companies and a sample of comparably-sized companies in other industries, and seeks to provide director compensation that is competitive with director compensation for these groups. The Nominating and Governance Committee also seeks to provide an appropriate mix of equity-based and cash compensation, so as to link director compensation to the interests of the Company’s shareholders. Any changes to director compensation are recommended by the Nominating and Governance Committee for approval by the full Board.

     Fiscal Year 2007 Director Compensation. During fiscal year 2007, non-employee directors received the following compensation, subject to the deferral opportunities described below under “Nonemployee Director Stock Plan.”

  A $70,000 annual retainer, paid quarterly.

  An additional $20,000 annual retainer for the Chair of the Audit Committee and an additional $10,000 annual retainer for each other Board Committee chair, paid quarterly.

  A grant, as of November 1, 2006, of 2,375 shares of Walgreen Co. common stock (198 shares in the case of Ms. Schlichting), which was calculated by dividing $100,000 ($8,333 in the case of Ms. Schlichting) by the Walgreen Co. stock price on that date. Those shares were granted under the Walgreen Co. Nonemployee Director Stock Plan described below.

     One-half of the annual retainer is paid in shares of Walgreen Co. common stock, with the number of shares determined based on the closing market price of Walgreen Co. common stock on the first trading day of each fiscal quarter. However, if the director elects instead to receive this portion of the retainer in the form of deferred stock units, as described below under Nonemployee Director Stock Plan, then the number of shares is determined based on the closing market price of Walgreen Co. common stock on the day of each quarterly Board meeting. The other half of the annual retainer and the entire Committee chair retainer are paid in cash. In addition, non-employee directors and employee directors receive reimbursement of expenses incurred in connection with Board and Board Committee meetings.

Director Compensation Table

     The following table details the compensation elements provided to each non-employee director for fiscal year 2007:

			Change in
			Pension
			Value and
	Fees Earned		Nonqualified
	or Paid in	Stock	Deferred	All Other
	Cash	Awards	Compensation	Compensation	Total
Name	($)(1)	($)(2)	Earnings ($)(3)	($)(4)	($)
William C. Foote	45,000	135,000	—	4,732	184,732
James J. Howard	35,000	135,000	21,254	5,016	196,270
Alan G. McNally	42,500	135,000	—	3,337	180,837
Cordell Reed	45,000	135,000	—	1,843	181,843
Nancy M. Schlichting (5)	32,115	40,448	—	181	72,744
David Y. Schwartz	52,500	135,000	—	2,222	189,722
John B. Schwemm (6)	19,861	112,639	16,734	—	149,234
James A. Skinner	35,000	135,000	—	1,075	171,075
Marilou M. von Ferstel	35,000	135,000	21,459	1,474	192,933
Charles R. Walgreen III	35,000	135,000	—	—	170,000
____________________

(1)	Includes one-half of annual retainer paid in cash and the full amount of any Committee chair retainer (including any deferred amounts).

(2)	Includes dollar value of annual stock grant, excluding minor adjustment for rounding to the nearest whole share, plus one-half of annual retainer paid in stock (including any deferred amounts). All stock awards are fully vested at the grant date.

(3)	Includes portion of prior deferred compensation plan earnings that is considered to be above-market. Includes no amount for change in present value of amounts payable under the Walgreen Co. Retirement Plan for Outside Directors, because actual change was negative for fiscal year 2007. This Retirement Plan is described below. For Mr. Walgreen III, excludes earnings on deferred compensation received as an employee.

(4)	Represents dividends credited to deferred stock units.

(5)	Ms. Schlichting joined the Board of Directors as of October 1, 2006.

(6)	Mr. Schwemm retired from the Board of Directors as of January 9, 2007.

     David Bernauer, the Company’s former Chairman and Chief Executive Officer, ceased to be Chief Executive Officer on July 12, 2006. From that date through January 10, 2007, Mr. Bernauer served as executive Chairman of the Company, and from January 11, 2007 through his retirement from the Board of Directors on July 11, 2007, he served as non-executive Chairman of the Company. Mr. Bernauer received no additional compensation for service as a member of the Board of Directors during this transition period. He continued to receive his full pay as executive Chairman, and then he received six months of pay continuation, which applies to retiring senior executives, coincident with the time he served as non-executive Chairman. This pay continuation is included in the Summary Compensation Table below, and an explanation of this senior executive retirement benefit is included under “Executive Compensation — Compensation Discussion and Analysis” below.

     Nonemployee Director Stock Plan. Effective November 1996, the Company established the Walgreen Co. Nonemployee Director Stock Plan. The Plan was amended and restated effective January 14, 2004, and further amended effective October 12, 2005, and October 11, 2006. Under this Plan, each non-employee director receives an equity grant of Walgreen Co. common stock on each November 1. The equity grant is calculated based on a dollar value established under the Plan, which may be adjusted by the Board periodically. This value was originally set at $80,000 and was increased to $100,000 for the November 1, 2006 grant. Also pursuant to this Plan, the following deferral opportunities are available to directors:

  All cash retainer and committee chair retainer payments may be deferred into a deferred cash compensation account or awarded in the form of deferred stock units.

  The portion of the annual retainer paid in stock and the annual stock grant may be awarded in the form of deferred stock units.

All amounts deferred into the deferred cash compensation account accrue interest at a monthly compounding rate equal to 120% of the applicable federal midterm rate. All deferred stock unit and deferred cash compensation account balances are paid out in cash in two annual installments, the first of which occurs 30 days after retirement from the Board of Directors.

     Fiscal Year 2008 Director Compensation. After conducting its annual review of director compensation in July 2007, the Nominating and Governance Committee recommended and the full Board approved an increase in the annual stock grant to $120,000, beginning with the November 1, 2007 grant. There have been no other changes to director compensation for fiscal year 2008.

     Discontinued Director Compensation Programs. Certain non-employee directors remain eligible for benefits under discontinued director compensation arrangements as follows:

  The Walgreen Co. Nonemployee Director Stock Plan is a replacement for certain compensation arrangements for non-employee directors in effect prior to November 1996, under the Walgreen Co. Retirement Plan for Outside Directors. That Plan will continue to apply in the future only with respect to compensation earned by non-employee directors for periods of service prior to November 1, 1996. Under the terms of the Walgreen Co. Retirement Plan for Outside Directors, upon retirement a non-employee director would receive annual benefits for the shorter of (i) the number of years the director served as a non-employee member of the Board, or (ii) ten years, and these benefits were equal to the sum of 80% of the annual Board retainer in effect on the date of retirement, plus 4% of the director’s final annual retainer for each year of service as a non-employee director in excess of ten years. In no case could the annual benefit payment exceed 100% of the annual retainer in effect and payable to the non-employee director on the date of his or her retirement from the Board of Directors. Mr. Schwemm is receiving benefits under this Retirement Plan, and Messrs. Howard and Reed and Ms. von Ferstel will receive benefits under this Retirement Plan upon their retirement from the Board.

  Messrs. Howard and Schwemm and Ms. von Ferstel participated in unfunded deferred compensation plans offered prior to 1993 that permitted a director to defer a portion of his or her retainer fees. During fiscal year 2007, payments were made to directors under such plans as follows: Mr. Howard, $54,788; Mr. Schwemm, $40,829; and Ms. von Ferstel, $55,300.

Executive Compensation

Compensation Discussion and Analysis

     This Compensation Discussion and Analysis provides information regarding (1) the overall structure of the compensation provided to the Company’s executives, (2) the role and involvement of various parties in executive compensation analysis and decisions, and (3) the process, substance of and rationale for decisions concerning executive compensation.

Compensation Philosophy and Objectives

     The Compensation Committee of the Board of Directors (referred to in this section as the “Committee”) has responsibility for establishing, implementing and monitoring the Company’s executive compensation philosophy and objectives. The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of annual and long-term Company performance goals and aligns executives’ interests with those of shareholders, with the ultimate objective of improving shareholder value. The Committee evaluates both individual performance and market compensation to ensure that the Company maintains its ability to attract and retain strong-performing employees in key positions.

Role of the Compensation Committee

     In carrying out its responsibilities, the Committee reviews and approves all components of Company executive pay, recommends or reports its decisions to the Board of Directors, and oversees the administration of the compensation program for senior executives.

     The Committee’s Charter, which can be found on the Company’s website at investor.walgreens.com, lists the specific responsibilities of the Committee. The primary duties of the Committee with regard to senior executive compensation are to conduct an annual review of executive officer compensation, oversee the design of the Company’s compensation programs for senior executives, grant and approve annual awards under the Company’s short-term and long-term incentive programs and oversee the administration of these programs, and determine all aspects of compensation for the Company’s Chief Executive Officer. The Committee reviews this Charter annually and submits any recommended changes to the Board of Directors.

     The Board of Directors determines the Committee’s membership, and the Committee consists solely of non-management directors who are independent under applicable securities laws and stock exchange rules. The Committee meets in person at scheduled times during the year, meets telephonically as needed, and also considers and takes action by written consent. The Committee Chairman reports on Committee actions and recommendations at Board of Directors meetings. The Committee is supported in its work by the Company’s Human Resources management and supporting personnel, as well as its outside compensation consultant.

Definitions of Company Executives

     Both within this Compensation Discussion and Analysis and elsewhere in this Proxy Statement, there are terms used to describe groups of Company executives. The term “executives” generally refers to the 79 individuals who are currently at the divisional vice president or operational vice president level and above. These are the key managers of the Company, who are eligible for executive-level compensation and benefit programs. The term “senior executives” refers to a more limited group of 21 individuals who are currently at the corporate vice president level and above. All senior executives (and certain non-senior executives, based on their specific positions) are considered “executive officers” under SEC rules. The term “named executive officers” refers to the six individuals who are listed in the Summary Compensation Table and related tables within this Proxy Statement.

Role of Executive Officers in Executive Compensation Decisions

     The Committee reviews and specifically approves all compensation decisions for all senior executives and any other executive officers. It also reviews and approves all decisions concerning compensation plans and programs for executives. The Company’s Senior Vice President of Human Resources works most closely with the Committee, both in providing information and analysis for review, and in advising the Committee concerning compensation decisions, except as it relates specifically to his own pay. The Company’s Chief Executive Officer works with the Senior Vice President of Human Resources and staff to develop recommendations concerning compensation for all senior executives other than himself, and presents those recommendations to the Committee. In particular, the Chief Executive Officer reviews annually the performance and pay level of all senior executives and makes recommendations to the Committee regarding pay adjustments. In doing so, the Chief Executive Officer is supported with analysis and recommendations from the Company’s Human Resources Department.

Role of Outside Compensation Consultant

     The Committee directly engages the services of an independent outside compensation consultant (currently Mercer, which performs no other services for the Company). The Committee utilizes this outside consultant (1) to provide information regarding market compensation and practices, (2) to assist the Committee in the review and evaluation of such compensation and practices, and (3) to advise the Committee regarding compensation decisions, particularly with respect to the compensation of the Company’s Chief Executive Officer. This compensation consultant also works with Company management and supporting personnel to obtain background information and related support in formulating its recommendations for the Committee.

Setting Senior Executive Compensation

     In developing recommendations and making determinations regarding the amount and composition of senior executive compensation, the Committee’s focus is to provide a compensation package that enables the Company to attract and retain talented executives, reward individual and Company performance and link the interests of the Company’s senior executives to the interests of the Company’s shareholders. The Committee members believe that each element of the compensation program should target compensation levels taking into account current market practices. At the same time, market compensation levels and practices are not the only factors used by the Committee in making executive compensation decisions, and the Committee is also hesitant to make executive compensation decisions in response to short-term market fluctuations. The Company has a longstanding philosophy and practice of promoting from within, particularly at the executive level. Consistent with that philosophy, the Committee carefully considers internal equity issues and historical Company practices, along with long-term market trends, in making executive compensation decisions.

     In determining actual compensation levels, the Committee considers all elements of the program in total rather than any one element in isolation. The Committee compares these compensation components to those of companies that it establishes as its “peer group” for these purposes. The peer group consists of companies that have business operations in the retail drug industry and companies having operations within broader retail markets. In more recent years, the Committee has added to the peer group selected healthcare companies that compete with the Company’s Walgreens Health Services division.

     The peer group is reviewed each year with the assistance of the Committee’s compensation consultant and the Senior Vice President of Human Resources and is updated accordingly. Because of the large variance in size among the companies comprising the peer group, regression analysis is used to adjust the compensation data for differences in company revenues. This adjusted value is used as the basis of comparison of compensation between Company senior executives and peer group senior executives. While the Committee compares Company compensation to the adjusted peer group compensation data, the Committee does not target a specific percentile of the peer group in setting Company compensation.

     For the compensation review conducted during the 2007 fiscal year, the peer group consisted of the following companies:

Best Buy Co., Inc.	Lowe’s Companies, Inc.
Caremark Rx, Inc.*	McDonald’s Corporation
CVS Corporation*	Medco Health Solutions, Inc.
Costco Wholesale Corporation	Publix Super Markets, Inc.
Express Scripts, Inc.	Rite Aid Corporation
Federated Department Stores, Inc.	Safeway Inc.
The Home Depot, Inc.	Sears Holdings Corporation
J.C. Penney Company, Inc.	Staples, Inc.
Kohl’s Corporation	Target Corporation
The Kroger Co.	Wal-Mart Stores, Inc.
____________________

*	These two companies are now merged together as CVS Caremark Corporation. They are listed separately above, because they were reviewed separately for purposes of the peer group compensation review performed by the Committee in January 2007.

     The Chief Executive Officer of the Company is considered part of the senior executive team and participates in the same compensation and benefit programs as the other senior executives, including short-term incentives, long-term incentives, benefits and any perquisites and personal benefits. The CEO’s compensation is compared to the compensation provided to peer group company CEOs, and that comparison is taken into account in setting CEO base salary and incentive levels.

Elements of Compensation

     The key elements of the Company’s executive compensation program are base salary, annual bonuses and long-term incentives. Each of these is addressed separately below. In determining compensation, the Committee considers all elements of an executive’s total compensation package, including these key elements, as well as other executive benefits.

Base Salaries

     Base salary is a key component of senior executive pay, both on its own and because annual and long-term incentive targets and awards are presently structured as established percentages of base salary. Base salaries for the Company’s senior executives are established and adjusted based on the following annual review process:

     Salary Grade Structure. The Company maintains a salary structure for all pay levels, including pay grades at the senior executive level. Pay ranges for each salary grade level are adjusted annually by the Committee, based on recommendations from Human Resources management following its annual review of market data (primarily peer group compensation) and consideration of short-term and long-term marketplace trends in executive pay. Human Resources is supported by a compensation consultant (currently Hewitt Associates LLC) in performing its annual salary structure review. This consultant is asked to provide market pay data and trends and assist in the review of that information. As described above and below, the Committee engages a separate independent compensation consultant to assist in its annual review of peer group compensation for purposes of reviewing and adjusting base salaries for senior executives. This serves as an added independent review of the information supplied in connection with the salary structure review. The senior executive salary grade structure provides the overall framework for setting and adjusting base salaries.

     For fiscal year 2007, the Committee approved a 6.0% increase in the midpoint salary for each salary grade range within the senior executive salary structure. For fiscal year 2008, the Committee approved a 4.5% increase. These increases to the salary structure represent the culmination of the Committee’s longer-term plan to bring the Company’s senior executive salary structure in line with peer group pay levels. These steady annual adjustments are also consistent with the Committee’s focus on longer-term market trends, rather than short-term market fluctuations, as short-term fluctuations can be significant in the senior executive arena.

     The current senior executive titles are Chairman/CEO, President/COO, Executive Vice President, Senior Vice President, and Vice President, and each of those titles falls at a set level within the senior executive salary grade structure. Individuals are assigned to those levels based on various factors, including the type of position (e.g., operations vs. support), performance, and years of experience. This varies from the approach taken at many other companies, where the position alone determines the level within the organization. The Committee believes the approach taken by the Company serves as a means to reward outstanding performance and allow for growth within the senior executive ranks.

     Reviewing and Adjusting Base Salaries. Within the framework of the salary structure described above, the Committee regularly reviews each senior executive’s base salary. Starting in fiscal year 2007, the Company has moved to a common January review date for all senior executives. As a result, base salary reviews and adjustments take place coincident with the Committee’s annual review of peer group compensation. An executive’s base salary may also be adjusted during the year upon promotion or based upon internal equity considerations.

     Base salary adjustments are determined after considering the salary structure range for the position, peer group compensation information (both current year and longer-term trends), and various other factors, including job performance, time in position, level of responsibility, prior experience, breadth of knowledge and internal equity. The factors impacting base salary levels are not independently assigned specific weights. Rather, the Committee reviews all of the factors and makes base pay decisions that reflect the Committee’s analysis of the aggregate impact of these factors. These decisions are made after reviewing the recommendations of the Company’s Chief Executive Officer and Senior Vice President of Human Resources, except as it concerns their individual salaries, and the Committee consults with its independent compensation consultant as needed.

     Based on the application of the above-described factors, the Committee approved the fiscal year 2007 base salary adjustments described below for the named executive officers. Historically, base salaries for the Company’s senior executives, in particular for certain positions, have lagged significantly behind the base salaries for comparable positions at peer group companies. The Committee’s intention is to address that market pay disparity. That initiative, combined with strong individual performance and in certain cases promotions, accounts for the pay increases described below.

  David W. Bernauer. No adjustments.

  Jeffrey A. Rein. Increase of 9.1% to $1,200,000 annual base salary in July 2007, upon promotion from Chief Executive Officer to Chairman and Chief Executive Officer. The resulting base salary is slightly above the January 2007 median base salary for CEOs at peer group companies.

  William M. Rudolphsen. Increase of 16.2% to $430,000 annual base salary in January 2007, in connection with his annual salary review. The resulting base salary is below the January 2007 25th percentile base salary for CFOs at peer group companies.

  Gregory D. Wasson. Increase of 22.2% to $550,000 annual base salary in October 2006, in connection with his annual salary review. Increase of 1.8% to $560,000 annual base salary as of new January 2007 common review date.
  Increase of 25.0% to $700,000 annual base salary in May 2007, upon promotion to President/COO. The resulting base salary is slightly above the January 2007 median base salary for President/COOs at peer group companies.

  Trent E. Taylor. Increase of 12.6% to $535,000 annual base salary in October 2006, in connection with his annual salary review. Increase of 5.6% to $565,000 annual base salary as of new January 2007 common review date. Increase of 6.2% to $600,000 annual base salary in May 2007, when he assumed the role of President of Walgreens Health Services. The resulting base salary is slightly above the January 2007 median base salary for business unit presidents at peer group companies.

  George J. Riedl. Increase of 22.2% to $550,000 annual base salary in January 2007, in connection with his annual salary review. The resulting base salary is slightly below the January 2007 75th percentile base salary for the most senior marketing executive at peer group companies. However, the market data for this position is of limited value, as the scope of Mr. Riedl’s position as Executive Vice President, Marketing is significantly broader than the scope of the senior-most marketing position at many peer group companies.

Annual Incentives

     The Walgreen Management Incentive Plan (the “MIP”) promotes the Company’s pay-for-performance philosophy by providing all executives and other management-level corporate employees with direct financial incentives in the form of annual cash awards for achieving performance goals tied to a plan-specific calculation of return on invested capital (“Plan ROIC”).

     The MIP emphasizes team performance by establishing a bonus pool covering all plan participants and by maintaining terms that are consistent for all eligible employees. Under the MIP, subject to Plan ROIC results, each eligible participant receives 5% of base salary up to a threshold level ($66,900 for fiscal year 2007), plus a variable percentage of base salary above that threshold level. The applicable variable percentage each fiscal year is based on the level of achievement of targeted Plan ROIC, and the achieved percentage is the same for all eligible participants, including the Chief Executive Officer and all other senior executives. While this approach typically yields a percentage bonus for the Chief Executive Officer and certain other senior executives that is below comparable annual incentive opportunities at peer group companies, senior management and the Committee believe that this approach is simple and straightforward and fosters an atmosphere of teamwork among senior executives and other bonus-eligible employees. Nevertheless, the Committee continues to assess the MIP each year and to consider whether any adjustments in Chief Executive Officer and other senior executive bonus opportunities are appropriate based on longer-term market trends or business objectives.

     As noted above, the performance metric under the MIP is Plan ROIC. The Committee believes that this is the most effective measure of company and management performance, as it measures not only basic annual operating performance (earnings from the income statement), but also the effective generation of cash flow from the reinvestment of capital in the business.

     Plan ROIC is defined as earnings divided by average invested capital for the fiscal year. This is a plan-specific calculation under which certain accounting items are adjusted or excluded for consistency purposes from year to year. Most notably, net short-term investments/borrowings and the Company’s LIFO inventory valuation reserve are excluded from the calculation. The target Plan ROIC approved by the Committee corresponds to a target variable bonus percentage of 60% of base salary above the threshold salary level. Plan ROIC levels above and below that target are then matched to variable bonus percentages above and below the 60% target. The threshold variable bonus percentage is 5%, which means that no bonus is paid unless actual Plan ROIC equates to a variable bonus percentage of at least 5% of base salary. The maximum variable bonus percentage is 100% of base salary above the threshold salary level. Based on the approach taken in setting Plan ROIC levels, it is very unlikely that either of those extremes would be achieved in practice. The variable bonus percentage for the past five fiscal years has ranged from 60.7% to 65.9% of base salary. The Committee reviews and approves the MIP threshold/target/ maximum Plan ROIC levels and the corresponding variable bonus percentages soon after the beginning of the fiscal year, and then reviews and approves actual Plan ROIC and the resulting variable bonus percentage soon after the end of the fiscal year. Under the MIP, extraordinary accounting items (such as large acquisitions and hurricane-related charges) can be excluded from the final Plan ROIC calculation after full review by the Committee, the Finance Committee of the Board and the full Board. The Committee’s goal is to select target Plan ROIC at a level that is challenging yet achievable.

     For fiscal year 2007, target Plan ROIC was set by the Committee in October 2006 at 28.1%, and actual Plan ROIC was 28.5%, excluding the effects of the Option Care, Inc. acquisition as an extraordinary item. This translated into a variable bonus percentage of 61.9%. As a result, the fiscal year 2007 MIP award for each of the named executive officers, as shown in the Summary Compensation Table below, was equal to 5% of the first $66,900 of base salary, plus 61.9% of base salary in excess of $66,900. A similar process was undertaken in October 2007 to set the MIP threshold/target/maximum Plan ROIC levels and the corresponding bonus percentages for fiscal year 2008. The Committee’s goal was to establish Plan ROIC levels for fiscal year 2008 that provide the same degree of challenge to achieve as those established for fiscal year 2007.

Long-Term Incentives

     A significant percentage of total compensation is allocated to long-term incentives as a result of the compensation philosophy described above. Each year the Committee reviews information provided by its compensation consultant to determine the appropriate level and mix of long-term incentive compensation. Historically, and in fiscal year 2007, the Committee granted a majority of total compensation to senior executives in the form of non-cash long-term incentives under the programs described below.

     Long-term incentives are provided pursuant to the Restricted Performance Share Program and the Executive Stock Option Plan, each of which is described below. Along with the other elements of executive compensation, long-term incentive programs and levels are reviewed annually. In recent years, marketplace changes have been taking place in this area, particularly with respect to the mix of long-term incentives, with many companies reducing stock options and increasing restricted shares and performance shares in response to changes to accounting rules that apply to stock options. While the Committee has generally remained comfortable with the mix of long-term incentives provided to senior executives (which is weighted in value, using Black Scholes for stock options, approximately 60% to stock options and 40% to Restricted Performance Share Program awards), it continues to assess and evaluate marketplace developments, and is generally inclined to keep stock option levels constant, while allocating any increases in long-term incentive levels to a combination of performance shares and restricted stock.

     The Committee makes annual decisions regarding appropriate long-term incentive grants, and these grant levels are set based on position level (i.e., Chairman/CEO, President/COO, Executive Vice President, Senior Vice President, Vice President, and so forth). When determining the grant levels to apply to each position level, the Committee considers the Company’s financial performance in the prior year, executives’ levels of responsibility, historical award data, and compensation practices at peer group companies. In determining award sizes, the Committee does not assign specific weights to these factors. Rather, the factors are evaluated on an aggregate basis.

     Restricted Performance Share Program. In January 2007, the Board of Directors and shareholders approved the amendment and restatement of the Restricted Performance Share Plan, as a result of which this Plan was renamed the Walgreen Co. Long-Term Performance Incentive Plan. This Long-Term Performance Incentive Plan provides the Committee with expanded flexibility and authority to grant various types of long-term incentive awards, including restricted stock, restricted stock units, performance shares and performance share units. Within this broader framework, the same Restricted Performance Share Program that has been provided in past years continues to be provided to Company executives. This Program has both short-term and long-term incentive elements. It provides for contingent grants of restricted common stock and restricted cash at the beginning of one-year performance periods, which run concurrent with the Company’s fiscal year. The grant levels vary by senior executive position level, as detailed below.

     The level of achievement of the contingent grants of restricted stock and cash are based on the level of achievement of applicable Company financial performance goals, which are based on annual earnings goals and a threshold level of Plan ROIC. Earnings for this purpose means pre-tax earnings measured based on the first in first out (FIFO) accounting method for valuing inventory. The degree to which the goals are met determines the amount of the contingent grant that is earned, if any. Threshold performance results in an award of 50% of the established target level, and the maximum award is 120% of this target level. The restricted common stock and restricted cash awards earned for the performance period ending August 31 of each fiscal year are then awarded in the form of restricted common stock and restricted cash, each of which vests over a period of four years, with the restrictions lapsing at the rate of 25% per year.

     Target Restricted Performance Share Program awards for fiscal year 2007 for the named executive officers were based on the senior executive target grant levels listed below, as approved by the Committee at its meeting in October 2006, following its annual review of long-term incentives at the prior meeting in July 2006. These grant levels were unchanged from fiscal year 2006.

Chairman/CEO	120% of base salary
President/COO	100% of base salary
Executive Vice President	80% of base salary
Senior Vice President	70% of base salary
Vice President	50% of base salary

     For fiscal year 2007, the Committee set the minimum Plan ROIC at 20%, measured in the same manner as for purposes of the MIP, as described above. This is designed to ensure that no awards are payable unless a minimum level of return on invested capital is achieved. Target performance, which yields awards of 100% of target, was set at the Company’s budgeted earnings for fiscal year 2007, or $3,305,034,000. This target earnings level is designed to be challenging yet achievable. The Committee then set threshold performance, which yields awards of 50% of target, at a 5% increase over actual earnings for fiscal year 2006, or $2,992,628,000. Maximum performance was then set at $3,440,862,000, based on the increment of target level earnings over threshold earnings. Performance at or above this maximum level results in an award of 120% of target.

     Actual Plan ROIC of 28.5% for fiscal year 2007 was above the 20% threshold level. Actual earnings for fiscal year 2007 were $3,260,721,546, which resulted in awards under this program at 92.9% of target. The resulting restricted stock and restricted cash awards are included in the “Stock Awards” and “Non-Equity Incentive Plan Compensation” columns, respectively, of the Summary Compensation Table below. For all of the named executive officers other than Messrs. Bernauer and Rein, the awards were split equally between restricted stock and restricted cash. For Messrs. Bernauer and Rein, the awards were split 70/30 (Bernauer) and 55/45 (Rein) restricted stock to restricted cash, based on the applicable Restricted Performance Share Plan limit on annual cash awards. This limit has since been adjusted under the new Long-Term Performance Incentive Plan.

     A similar process was undertaken by the Committee in July and October 2007 to review and set target grant levels for the various senior executive positions, and to set contingent awards and applicable earnings threshold/target/maximum for fiscal year 2008. The Committee’s goal was to establish Plan ROIC and earnings targets for fiscal year 2008 that provide the same degree of challenge to achieve as those established for fiscal year 2007. As part of this process, the Committee approved the below-listed increased grant levels. These increases are designed to bring senior executive long-term incentive levels closer to those in place at peer group companies, and are consistent with the Committee’s goal to keep stock option levels fairly constant, while targeting increases in other types of long-term incentives.

Chairman/CEO	185% of base salary
President/COO	120% of base salary
Executive Vice President	100% of base salary
Senior Vice President	80% of base salary
Vice President	65% of base salary

     Executive Stock Option Plan. Stock options are granted annually under the Executive Stock Option Plan to the Company’s executives at the discretion of the Committee in order to enhance the link between shareholder value creation and executive pay. Grant levels are coordinated with those under the Restricted Performance Share Program, and take into account base salaries and the MIP, in order to maintain competitive levels of total long-term incentive compensation. Just as with Restricted Performance Share Program grants, stock option grant levels are set for each senior executive position level, as detailed below.

     Annual stock option grants are made as of the first day of the fiscal year (September 1, 2006 for the 2007 fiscal year), and are approved in advance by the Compensation Committee at its quarterly meeting in July. At that meeting, the Committee approves the stock option award levels and relevant stock option terms and conditions applicable to executives and other eligible employees for the grant to be made as of the first day of the upcoming fiscal year. The Committee’s approval also addresses pro-rated grants to be made to individuals hired into eligible positions during the upcoming fiscal year and pro-rated grants to be made to individuals who are promoted into and among eligible positions during the upcoming fiscal year. In all of these cases, the Committee approves the terms of the stock options and delegates to the Senior Vice President of Human Resources the authority to carry out these stock option grants in accordance with the overall terms approved by the Committee. Pursuant to this delegation, the grant date for pro-rated grants to eligible new hires is the date of hire, and the grant date for pro-rated grants to eligible promoted employees is the later of the effective date of promotion or the date of final approval of the promotion.

     Stock options are granted at an option exercise price not less than the fair market value of the Company’s common stock on the date of the grant. Accordingly, stock options have value only if the stock price appreciates following the date the options are granted. For purposes of determining fair market value, the actual option exercise price for stock options granted in fiscal year 2007 and previous years was the closing price of Walgreen Co. common stock on the last business day preceding the grant date. While that approach remains an appropriate method for measuring fair market value, effective with stock option grants made for fiscal year 2008, this Plan has been amended such that the option exercise price will now be the closing price of Walgreen Co. stock on the grant date. For fiscal year 2007, the Grants of Plan-Based Awards Table below shows both the option exercise price and the closing price of Walgreen Co. common stock on the grant date.

     Executive stock options become exercisable after a 36-month vesting period and expire 10 years from the date of grant. This approach focuses executives on the creation of shareholder value over the long term and encourages equity ownership in the Company.

     The stock option grants to each of the named executive officers for fiscal year 2007 are shown in the Grants of Plan-Based Awards Table below. These are based on the below-listed grant levels for senior executives approved by the Committee in connection with its annual review of long-term incentives in July 2006. The applicable percentage times the executive’s annual base salary is divided by the stock option exercise price to compute the number of option shares. For the Executive Vice President and Senior Vice President/Vice President positions, these grant levels represented increases from the fiscal year 2006 grant levels of 350% of base salary and 300% of base salary, respectively, and those increases were made as part of the annual review noted above.

Chairman/CEO	600% of base salary
President/COO	500% of base salary
Executive Vice President	400% of base salary
Senior Vice President and Vice President	350% of base salary

     A similar process was undertaken by the Committee in July 2007 to review stock option grant levels for senior executives. No adjustments to the above-listed grant levels were made, which is consistent with the Committee’s goal to keep stock option levels fairly constant, and instead increase restricted stock and/or performance share grant levels where increases in long-term incentives are warranted.

Perquisites

     Consistent with the philosophy and culture of the Company, there is a limited array of perquisites and personal benefits provided to the Chief Executive Officer and other senior executives. This includes a company car or car allowance, an annual physical examination, limited reimbursement of health club dues and Executive Premier status within the United Airlines Mileage Plus Program.

Retirement Plans and Programs

     The Company offers retirement benefits to its employees through a tax-qualified 401(k) Profit Sharing Retirement Plan. The Company also has a non-qualified supplemental Profit Sharing Restoration Plan for executives and other deferred compensation opportunities, as described below. The retirement benefits for the Company’s executive officers under the tax-qualified Profit Sharing Retirement Plan are the same as those available for other eligible employees. The Profit Sharing Retirement Plan is a defined contribution plan designed to accumulate retirement funds for participating Company employees, including executive officers, via individual and company contributions.

     The Profit Sharing Restoration Plan is a supplemental retirement savings plan for executives. This Plan replaces the benefits for executives that the Company is unable to provide under the tax-qualified Profit Sharing Retirement Plan as a result of various tax law limitations that restrict contributions made for highly-compensated participants under that Plan. The amounts restricted from being deposited in a participant’s Profit Sharing Retirement Plan account due to these tax law limits are paid by the Company to the participant. These payments, net of tax withholdings, are eligible for investment in the Trust maintained under the Profit Sharing Restoration Plan. The Company also makes payments to replace any shortfall in earnings credited to a participant’s Trust account, as compared to the phantom after-tax equivalent earnings that the participant would have achieved if this money had been invested in his or her Profit Sharing Retirement Plan account. In the atypical situation where a participant does not have cumulative excess Trust account earnings (vs. phantom Profit Sharing Retirement Plan earnings), the participant would also receive tax gross-up payments to cover the tax due on the earnings shortfall payment and any tax due on actual Trust earnings.

     The Company has also provided deferred compensation opportunities through separate non-qualified Deferred Compensation/Capital Accumulation Plans that have been offered to executives and other management-level employees from time to time. The most recent plans were offered in 2001 and 2006. Each plan has applied to a specific calendar year and afforded participating employees the opportunity to defer up to a maximum percentage of base salary, typically 10%, for that year. The deferred amount grows at a set crediting rate and then is paid out over a number of years commencing at age 65 or 70, with alternative payment rules in the event of termination of employment prior to retirement eligibility, or in the event of death or disability. Participants above a threshold age at the time of initial deferral can choose at that time to commence Plan benefits at age 65 or 70. No other distribution elections or election changes are permitted under these Plans. The latest of these Plans offered in calendar year 2006 allowed participants to defer up to 10% of base salary for that year and provides for an interest crediting rate of 10.5%. This crediting rate is designed to encourage participation and thereby serve as a retention vehicle, as participants only realize the full benefit of this rate of return if they reach retirement eligibility (age 55 and 10 years of service). Amounts deferred under the 2006 Plan during the final four months of calendar year 2006, as well as earnings and accumulated balances for all applicable Plans, are shown in the Nonqualified Deferred Compensation Table below.

     The Company’s Chairman/CEO, President/COO, Executive Vice Presidents and Senior Vice Presidents receive additional benefits following their retirement from the Company. These executives are entitled to six months of base salary, incentive compensation and benefits continuation following retirement. This serves in part as a retirement benefit, and it also provides a transition period for the executive to satisfy continuing obligations that may require the executive to represent the Company or act on its behalf. These executives are also able to continue receiving an annual Company-paid physical exam during retirement, to age 70, and are entitled to the continuation of Executive Premier status within the United Airlines Mileage Plus Program. The above benefits are not contractual and are based on current Company policy, which is subject to change or termination at the discretion of the Committee. Where applicable, these retirement benefits are shown in the tables under “Potential Payments Upon Termination or Change in Control” below.

Change in Control Employment Agreements

     The Company has employment agreements (the “Agreements”) with each of the named executive officers and other executives of the Company that become effective only upon a change of control of the Company. These Agreements are the same for all applicable executives. In each case, the Agreement becomes operative for a three-year “Employment Period” following a change in control. In the event that the executive is dismissed without cause or resigns for good reason during the Employment Period, he or she will be entitled to all accrued but unpaid compensation and benefits and a lump-sum cash payment, which is designed to replicate the cash compensation (base salary and bonus) plus certain benefits that the executive would have received during the remainder of the three-year Employment Period.

     See “Potential Payments Upon Termination or Change in Control” below for a more detailed description of the terms of these Agreements, including the definitions of change in control, cause and good reason, and the compensation and benefits that could be paid under these Agreements to the named executive officers.

     The purpose of these Agreements is to provide reasonable personal protection to each covered executive in the context of an actual or potential change in control of the Company, and thereby eliminate or significantly reduce any distraction that might otherwise be caused by uncertainty over the executive’s personal employment and financial circumstances. The Committee believes that the structure of the Agreements as three-year employment agreements provides the appropriate level of protection to the executive for that critical period following a change in control, at a reasonable cost to the Company, especially given that each executive is likely to continue to work for all or at least some portion of the Employment Period. In addition, the definition of good reason includes the ability of the executive to terminate his or her employment for any reason within the 30-day window following the first anniversary of the change in control, and this serves as a significant incentive for the executive to remain with the Company for what is typically a critical one-year transition period immediately following a change in control.

     The Committee continues to assess the reasonableness of the Agreements, both as to content and as to the eligible group of employees, and to consider whether any changes are appropriate going forward.

Tax-Deductibility of Executive Officer Compensation - Section 162(m) Deferred Compensation Plan

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to each of a company’s chief executive officer and its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. It is the Committee’s objective to maximize deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives.

     In accordance with that objective, long-term incentives (stock options and Restricted Performance Share Program awards) are designed as qualifying performance-based compensation, while short-term incentives under the Management Incentive Plan are not. In addition, with respect to any compensation payable to an applicable executive officer that would otherwise be nondeductible, it is the Company’s policy that such amounts be deferred until the limitation on deductibility no longer applies with respect to such person. The Company maintains the Walgreen Co. Section 162(m) Deferred Compensation Plan for this purpose. Under this Section 162(m) Deferred Compensation Plan, for each fiscal year compensation that would otherwise exceed the Section 162(m) deductibility limit is automatically deferred. Deferred amounts are credited with interest based on the prime lending rate plus any excess of the prime lending rate over the federal funds rate. These amounts are then paid out after the participant’s termination of employment, based on the participant’s advance elections as to form and timing of payment. Messrs. Bernauer and Rein are the only two senior executives who currently have account balances under this Plan, the amounts of which are included in the Nonqualified Deferred Compensation for the 2007 Fiscal Year Table below.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors includes four directors who are independent, as defined under SEC rules and the listing standards of the New York Stock Exchange, The NASDAQ Global Select Market and the Chicago Stock Exchange, as well as the Company’s independence standards. Additionally, each member of the Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee reviews the Company’s Compensation Discussion and Analysis on behalf of the Board of Directors.

     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included above in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2007.

Compensation Committee

Cordell Reed, Chairman
William C. Foote
James J. Howard
James A. Skinner

Executive Compensation Tables and Supporting Information

Summary Compensation Table

     The following table summarizes the compensation for the 2007 fiscal year of the Company’s Chairman and Chief Executive Officer, Jeffrey A. Rein; the Company’s former Chairman, David W. Bernauer; the Company’s Chief Financial Officer, William M. Rudolphsen; and the next three most highly compensated executive officers who were serving at the end of the 2007 fiscal year (based on the amount shown in the “Total Compensation” column reduced by the amount shown in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column). These individuals are referred to in this proxy statement as the “named executive officers.”

						Change in
						Pension Value
						and Non-
						qualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other	Total
		Salary	Awards	Awards	Compensation	Earnings	Compensation	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
Jeffrey A. Rein	2007	1,116,667	614,620	6,552,660	1,205,077	21,417	242,128	9,752,569
Chairman and Chief
Executive Officer
David W. Bernauer	2007	1,600,000	1,137,837	3,746,053	1,487,539	124,923	466,895	8,563,247
Former Chairman (7)
William M. Rudolphsen	2007	410,000	109,610	407,232	336,074	4,169	88,506	1,355,591
Senior Vice President
and Chief Financial
Officer
Trent E. Taylor	2007	561,667	160,855	589,626	486,141	5,406	123,328	1,927,023
Executive Vice
President
Gregory D. Wasson	2007	595,000	152,382	558,421	497,491	10,062	117,550	1,930,906
President and Chief
Operating Officer
George J. Riedl	2007	516,667	152,382	540,330	449,003	4,446	113,741	1,776,569
Executive Vice
President
____________________

(1)	Includes base salary earned in the fiscal year, whether or not deferred. Reflects regular annual increases in base salary that preceded January 2007, increases in January 2007 to move to a common January review date and, in the case of Messrs. Rein, Taylor and Wasson, special base salary increases in connection with promotions. See “Compensation Discussion and Analysis” above for more information on base salary analysis and determinations.

(2)	Represents the full accounting expense for the restricted shares issued for fiscal year 2007, which is the expense recorded by the Company under FAS 123(R). The Company does not spread the accounting expense for these restricted stock awards over the vesting period. These restricted shares were issued as a result of the attainment of performance goals under the Restricted Performance Share Program. A description of this Program and the performance measures and results for fiscal year 2007 is provided under “Compensation Discussion and Analysis” above. Under this Program, one-half of the award earned in 2007 is in the form of restricted cash, which is reflected in the “Non-Equity Incentive Plan Compensation” column above, and the remaining one-half is in the form of restricted shares; except that 45% of Mr. Rein’s award and 30% of Mr. Bernauer’s award were in the form of restricted cash, and the remainder was in the form of restricted shares (see “Compensation Discussion and Analysis” for further explanation). Both the cash and stock awards vest in equal amounts over a four-year period. The contingent restricted stock grants for fiscal year 2007 are reflected in the Grants of Plan-Based Awards Table below. The cumulative number of restricted shares held by each named executive officer, all of which were issued pursuant to this Program, and their aggregate market value at August 31, 2007, are shown in the Outstanding Equity Awards at 2007 Fiscal Year End Table below. Dividends are paid on the restricted shares in the same amount and at the same time as dividends are paid to all other owners of common stock.

(3)	Represents the expense to the Company in fiscal year 2007, as computed in accordance with FAS 123(R) and reported in the Company’s financial statements, relating to stock options granted in fiscal year 2007, as well as the expense recognized in fiscal year 2007 for stock options granted in prior years. For stock options granted during fiscal year 2007, the fair value was determined under the Black-Scholes option pricing model, and the detailed Black-Scholes assumptions and information can be found on page 32 of the Company’s 2007 Annual Report. Information with respect to stock options granted to the named executive officers in fiscal year 2007 is reflected in the Grants of Plan-Based Awards Table below. Information with respect to stock options granted to the named executive officers in years prior to fiscal year 2007 that remain outstanding is reflected in the Outstanding Equity Awards at 2007 Fiscal Year-End Table below. The Black-Scholes value shown in the Summary Compensation Table for Mr. Rein is significantly higher than the number of vested shares would otherwise dictate. This is because Mr. Rein reached retirement eligibility in fiscal year 2007, and that resulted in the accelerated expense recognition of his fiscal year 2007 stock option as well as his unvested stock options from prior years.

(4)	Includes the annual incentive compensation for the 2007 fiscal year under the Walgreen Co. Management Incentive Plan. See “Compensation Discussion and Analysis” above for details concerning this Plan and performance measures and results for fiscal year 2007 under this Plan. Also includes the cash portion of awards earned in fiscal year 2007 under the Restricted Performance Share Program, which is described in footnote (2) above and under “Compensation Discussion and Analysis” above.

(5)	Reflects above-market interest earned on non-qualified deferred compensation for fiscal year 2007. See the Nonqualified Deferred Compensation for the 2007 Fiscal Year Table below and “Compensation Discussion and Analysis” above for further information concerning these deferred compensation benefits.

(6)	Detail of the amounts reported in the “All Other Compensation” column for fiscal year 2007 is provided in the table below.

	Mr.	Mr.	Mr.	Mr.	Mr.	Mr.
Item	Rein	Bernauer	Rudolphsen	Taylor	Wasson	Riedl
Term Life Insurance	$17,384	$48,533	$3,892	$4,839	$3,596	$3,212
Profit Sharing Retirement Plan	13,888	13,888	13,888	13,888	13,888	13,888
Profit Sharing Restoration Plan	180,567	357,814	47,072	78,207	69,012	63,168
Dividends Paid on Unvested Restricted Stock	5,676	12,680	1,337	2,279	1,674	1,813
Perquisites and Personal Benefits (a)	13,275	15,331	12,615	8,754	16,064	12,277
Tax Gross-Ups (b)	5,928	15,529	7,732	12,634	10,544	17,063
Other	5,410	3,120	1,970	2,727	2,772	2,320
Total	$242,128	$466,895	$88,506	$123,328	$117,550	$113,741
____________________

(a)	Includes Company cost relating to personal use of Company car and annual physical examination. Since the Company is self-insured for leased Company cars, the Company’s cost relating to the personal use of each named executive officer’s Company car is valued based on the amount included in the executive’s income based on the IRS “lease value rule,” which is a reasonable approximation of incremental lease, maintenance and insurance costs to the Company.

(b)	Amounts include tax gross-up payments for taxable portion of Company car and taxable portion of trust earnings and earnings differential payments under the Profit Sharing Restoration Plan, if any. See “Compensation Discussion and Analysis” above for more information regarding these Profit Sharing Restoration Plan payments.

(7)	Mr. Bernauer ceased to be an executive officer on January 10, 2007, at which time he made the transition from executive Chairman to non-executive Chairman. Mr. Bernauer later retired from the Board of Directors on July 11, 2007.

Grants of Plan-Based Awards

     The following table sets forth certain information regarding awards for fiscal year 2007 under the Company’s Executive Stock Option Plan (ESOP), Restricted Performance Share Program (RPSP) and Management Incentive Plan (MIP). These short-term and long-term incentive programs are described more fully under “Compensation Discussion and Analysis” above.

												Closing
										All Other		Price of
										Option	Exercise	Walgreen	Grant
										Awards:	or Base	Co. Stock	Date Fair
				Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Price of	on Option	Value of
				Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Securities	Option	Grant	Stock and
		Approval		(2)			(3)			Underlying	Awards	Dates	Option
	Plan	Date	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	($/Sh)	($/Sh)	Awards
Name	Name	(1)	Date	($)	($)	($)	(#)	(#)	(#)	(#)(4)	(5)	(5)	($)
Jeffrey A. Rein	ESOP	7/12/06	9/1/06	—	—	—	—	—	—	133,441	49.46	49.85	2,575,411
	RPSP	10/11/06	10/11/06	297,000	594,000	712,800	7,339	14,678	17,613	—	—	—	—
	MIP	10/11/06	10/11/06	55,833	633,205	1,053,112	—	—	—	—	—	—	—
David W. Bernauer	ESOP	7/12/06	9/1/06	—	—	—	—	—	—	194,096	49.46	49.85	3,746,053
	RPSP	10/11/06	10/11/06	288,000	576,000	691,200	13,586	27,173	32,607	—	—	—	—
	MIP	10/11/06	10/11/06	80,000	923,205	1,536,445	—	—	—	—	—	—	—
William M. Rudolphsen	ESOP	7/12/06	9/1/06	—	—	—	—	—	—	26,182	49.46	49.85	505,313
	RPSP	10/11/06	10/11/06	64,750	129,500	155,400	1,309	2,618	3,141	—	—	—	—
	MIP	10/11/06	10/11/06	20,500	209,205	346,445	—	—	—	—	—	—	—
Trent E. Taylor	ESOP	7/12/06	9/1/06	—	—	—	—	—	—	38,414	49.46	49.85	741,390
	RPSP	10/11/06	10/11/06	95,000	190,000	228,000	1,920	3,841	4,609	—	—	—	—
	MIP	10/11/06	10/11/06	28,083	300,205	498,112	—	—	—	—	—	—	—
Gregory D. Wasson	ESOP	7/12/06	9/1/06	—	—	—	—	—	—	36,393	49.46	49.85	702,385
	ESOP	7/12/06	5/1/07	—	—	—	—	—	—	9,491	43.90	44.23	159,069
	RPSP	10/11/06	10/11/06	90,000	180,000	216,000	1,819	3,639	4,366	—	—	—	—
	MIP	10/11/06	10/11/06	29,750	320,205	531,445	—	—	—	—	—	—	—
George J. Riedl	ESOP	7/12/06	9/1/06	—	—	—	—	—	—	36,393	49.46	49.85	702,385
	RPSP	10/11/06	10/11/06	90,000	180,000	216,000	1,819	3,639	4,366	—	—	—	—
	MIP	10/11/06	10/11/06	25,833	273,205	453,112	—	—	—	—	—	—	—
____________________

(1)	Target awards and related performance goals/targets for the MIP and the RPSP for fiscal year 2007 were approved at the October 11, 2006 meeting of the Compensation Committee of the Board of Directors. Stock options under the ESOP are granted annually as of the first day of the fiscal year (September 1, 2006 for fiscal year 2007). These annual stock option grants were approved in advance by the Compensation Committee at its July 12, 2006 meeting. See “Compensation Discussion and Analysis” for a description of this stock option approval process.

(2)	Amounts corresponding to the RPSP represent the cash portion of contingent grants under the RPSP. This Program and fiscal year 2007 performance targets and results are described in detail under “Compensation Discussion and Analysis” (excluding any small amount of cash generated from fractional shares from the stock portion of RPSP contingent grants). The threshold award is set at 50% of target and the maximum award is set at 120% of target. Amounts corresponding to the MIP represent the threshold, target and maximum annual incentives under the MIP. The MIP and fiscal year 2007 performance targets and results are described in detail under “Compensation Discussion and Analysis.” The threshold award is set at 5% of base salary, the target award is set at 5% of the first $66,900 of base salary plus 60% of base salary above $66,900, and the maximum award is set at 5% of the first $66,900 of base salary plus 100% of base salary above $66,900. The actual earned cash awards under the RPSP and the MIP for fiscal year 2007 are included in the “Non-Equity Incentive Plan” column of the Summary Compensation Table above.

(3)	Amounts represent the stock portion of contingent awards under the RPSP. The RPSP and fiscal year 2007 performance targets and results are described in detail under “Compensation Discussion and Analysis.” The threshold award is set at 50% of target and the maximum award is set at 120% of target. The actual earned award under the RPSP for fiscal year 2007 is included in the “Stock Awards” column of the Summary Compensation Table above.

(4)	All of these stock options vest on the third anniversary of the grant date and expire on the tenth anniversary of the grant date. The stock option grant to Mr. Wasson dated May 1, 2007 was a pro-rated grant upon his promotion to President and Chief Operating Officer. See “Compensation Discussion and Analysis” for an explanation of the process for approving and setting grant dates for stock options.

(5)	The exercise price for stock options is the per-share closing price of Walgreen Co. stock on the last trading day preceding the grant date. The closing price on the grant date is also shown above. See “Compensation Discussion and Analysis” for more information on setting the stock option exercise price.

Outstanding Equity Awards at 2007 Fiscal Year-End

     The following table reflects outstanding vested and unvested stock options and restricted stock held by the named executive officers as of the end of fiscal year 2007.

	Option Awards					Stock Awards
	(1)					(2)
							Market
		Number					Value of
		of	Number of			Number of	Shares or
		Securities	Securities			Shares or	Units of
		Underlying	Underlying	Option		Units of Stock	Stock That
		Unexercised	Unexercised	Exercise	Option	That Have	Have Not
	Option Grant	Options (#)	Options (#)	Price	Expiration	Not Vested	Vested
Name	Date	Exercisable	Unexercisable	($)	Date	(#)	($)
Jeffrey A. Rein	9/1/99	18,328	—	23.19	9/1/09
	9/1/00	15,209	—	32.88	9/1/10
	2/1/01	4,274	—	40.94	2/1/11
	9/1/01	26,899	—	34.35	9/1/11
	9/1/02	40,086	—	34.75	9/1/12
	1/8/03	13,305	—	31.94	1/8/13
	9/1/03	81,056	—	32.57	9/1/13
	9/1/04	—	93,004	36.45	9/1/14
	9/1/05	—	84,178	46.33	9/1/15
	7/12/06	—	205,522	46.80	7/12/16
	9/1/06	—	133,441	49.46	9/1/16
						25,298	1,140,181
David W. Bernauer	9/1/98	32,934	—	19.25	9/1/08
	1/1/99	9,084	—	29.28	1/1/09
	9/1/99	67,924	—	23.19	9/1/09
	9/1/00	66,920	—	32.88	9/1/10
	9/1/01	73,711	—	34.35	9/1/11
	1/9/02	218,334	—	34.77	1/9/12
	9/1/02	142,963	—	34.75	9/1/12
	1/8/03	250,000	—	31.94	1/8/13
	9/1/03	170,954	—	32.57	9/1/13
	9/1/04	—	187,654	36.45	9/1/14
	9/1/05	—	174,832	46.33	9/1/15
	9/1/06	—	194,096	49.46	9/1/16
						51,271	2,310,784
William M. Rudolphsen	9/1/98	8,726	—	19.25	9/1/08
	9/1/99	8,963	—	23.19	9/1/09
	9/1/00	7,056	—	32.88	9/1/10
	9/1/01	7,200	—	34.35	9/1/11
	9/1/02	9,475	—	34.75	9/1/12
	9/1/03	11,207	—	32.57	9/1/13
	1/14/04	3,699	—	34.73	1/14/14
	9/1/04	—	21,234	36.45	9/1/14
	9/1/05	—	20,397	46.33	9/1/15
	9/1/06	—	26,182	49.46	9/1/16
						5,364	241,755

	Option Awards					Stock Awards
	(1)					(2)
							Market
		Number					Value of
		of	Number of			Number of	Shares or
		Securities	Securities			Shares or	Units of
		Underlying	Underlying	Option		Units of Stock	Stock That
		Unexercised	Unexercised	Exercise	Option	That Have	Have Not
	Option Grant	Options (#)	Options (#)	Price	Expiration	Not Vested	Vested
Name	Date	Exercisable	Unexercisable	($)	Date	(#)	($)
Trent E. Taylor	1/1/99	574	—	29.28	1/1/09
	1/1/00	2,849	—	29.25	1/1/10
	9/1/00	15,589	—	32.88	9/1/10
	9/1/01	16,739	—	34.35	9/1/11
	9/1/02	23,741	—	34.75	9/1/12
	9/1/03	29,014	—	32.57	9/1/13
	9/1/04	—	29,794	36.45	9/1/14
	9/1/05	—	26,872	46.33	9/1/15
	10/12/05	—	4,210	44.12	10/12/15
	9/1/06	—	38,414	49.46	9/1/16
						8,018	361,371
Gregory D. Wasson	9/1/02	16,402	—	34.75	9/1/12
	9/1/04	—	24,279	36.45	9/1/14
	9/1/05	—	22,987	46.33	9/1/15
	10/12/05	—	6,666	44.12	10/12/15
	9/1/06	—	36,393	49.46	9/1/16
	5/1/07	—	9,491	43.90	5/1/17
						6,864	309,360
George J. Riedl	9/1/98	3,758	—	19.25	9/1/08
	9/1/99	2,716	—	23.19	9/1/09
	2/1/00	422	—	27.63	2/1/10
	5/11/00	300	—	29.19	5/11/10
	9/1/00	3,802	—	32.88	9/1/10
	10/31/00	546	—	38.78	10/31/10
	9/1/01	3,930	—	34.35	9/1/11
	12/3/01	545	—	33.00	12/3/11
	9/1/02	9,496	—	34.75	9/1/12
	1/8/03	3,684	—	31.94	1/8/13
	9/1/03	21,461	—	32.57	9/1/13
	9/1/04	—	26,337	36.45	9/1/14
	9/1/05	—	24,088	46.33	9/1/15
	1/12/06	—	4,010	43.20	1/12/16
	9/1/06	—	36,393	49.46	9/1/16
						7,226	325,676
____________________

(1)	All stock options listed above vest on the third anniversary of the grant date and expire on the tenth anniversary of the grant date.

(2)	Represents the number and dollar value of restricted shares issued in fiscal year 2007 and prior years that are not yet vested under the RPSP. Restricted shares issued under the RPSP, which is described under “Compensation Discussion and Analysis” above, vest 25% per year over a four-year period.

Option Exercises and Stock Vested in Fiscal Year 2007

     The following table reflects information regarding stock option exercises by the named executive officers during fiscal year 2007, and restricted stock that became vested during fiscal year 2007 (on August 31, 2007) under the RPSP.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)
Jeffrey A. Rein	16,410	451,563	6,853	308,865
David W. Bernauer	37,290	1,182,953	15,717	708,365
William M. Rudolphsen	—	—	1,532	69,047
Trent E. Taylor	17,403	447,490	2,858	128,810
Gregory D. Wasson	19,342	244,388	1,994	89,870
George J. Riedl	—	—	2,125	95,774
____________________

(1)	Based on the fair market value of Company common stock on the date of exercise.

(2)	Based on the fair market value of Company common stock on the vesting date, August 31, 2007, of $45.07.

Nonqualified Deferred Compensation for the 2007 Fiscal Year

     The following table reflects contributions, earnings, withdrawals and end-of-year balances under nonqualified deferred compensation plans. The applicable plans are as follows: (1) Deferred Compensation/Capital Accumulation Plans that have been offered in specific years (most recently 2006), which are collectively referred to below as the DCP; (2) the Profit Sharing Restoration Plan, which is referred to below as the PSRP, and is described in footnote (2) below; and (3) the Section 162(m) Deferred Compensation Plan, which provides for automatic deferrals of any compensation that would otherwise be non-deductible under the $1 million tax deductibility limit, which is referred to below as 162M. See “Compensation Discussion and Analysis” above for further information regarding these plans.

						Aggregate
		Executive	Registrant	Aggregate	Aggregate	Balance at Last
		Contributions in	Contributions in	Earnings in	Withdrawals/	Fiscal Year End
		Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	(8/31/07)
Name	Plan Name	($) (1)(2)	($) (2)	($) (2)(3)	($) (2)	($) (2)
Jeffrey A. Rein	DCP	29,333	—	24,379	—	230,200
	PSRP	104,942	109,334	126,226	190,000	1,495,700
	162M (4)	778,384	—	66,830	—	1,475,876
David W. Bernauer	DCP	53,333	—	99,238	—	772,332
	PSRP	110,082	216,656	193,362	—	2,445,735
	162M	—	—	494,476	—	4,991,902
William M. Rudolphsen	DCP	12,333	—	9,796	—	91,527
	PSRP	13,847	28,502	22,516	—	282,224
Trent E. Taylor	DCP	15,667	—	12,489	—	116,883
	PSRP	—	47,354	36,397	—	332,546
Gregory D. Wasson	DCP	15,000	—	25,071	—	205,076
	PSRP	—	—	27,366	—	340,837
George J. Riedl	DCP	15,000	—	10,092	—	95,620
	PSRP	18,295	38,248	29,114	—	277,674
____________________

(1)	For all of the named executive officers, all amounts shown are reflected in the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table above, and the amount shown for the DCP is deferred base salary under the 2006 Deferred Compensation/Capital Accumulation Plan for the last four months of the 2006 calendar year.

(2)	For all of the named executive officers, activity under the PSRP and the related Trust is included in this Table. The PSRP, which is described under “Compensation Discussion and Analysis” above, is not a deferred compensation arrangement, because all contributions are made on an after-tax basis, and Trust earnings are taxable each year. Nevertheless, the activity in the PSRP is reported here because the overall design of the PSRP and Trust is intended to replicate a deferred compensation retirement benefit. After-tax executive contributions during fiscal year 2007 are included in the “Executive Contributions in Last Fiscal Year” column, and the gross before-tax equivalents of these amounts are included in the Summary Compensation Table above. After-tax Company matching contributions made during fiscal year 2007 are included in the “Registrant Contributions in Last Fiscal Year” column, but only to the extent contributed to the Trust by the named executive officer, and the gross before-tax equivalents of these amounts are included in the “All Other Compensation” column of the Summary Compensation Table above. The “Aggregate Earnings in Last Fiscal Year” column above includes earnings for fiscal year 2007 in the Trust, plus any after-tax earnings differential adjustment paid by the Company to replicate the total investment earnings that would have been achieved by the executive based on his investment elections under the tax-qualified Profit Sharing Retirement Plan (to the extent contributed to the Trust by the named executive officer). If a negative earnings differential is achieved for the year, then this amount is recouped by the Company via reductions to the PSRP tax gross-up payments included in the “All Other Compensation” column of the Summary Compensation Table above. The “Aggregate Withdrawals/Distributions” column above reflects withdrawals taken by the named executive officer, and the “Aggregate Balance at Last Fiscal Year End” column above includes each named executive officer’s PSRP Trust balance as of the end of fiscal year 2007.

(3)	The above-market portion of the earnings shown in this column is included in the “ Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above.

(4)	Includes deferred portion of fiscal year 2007 Management Incentive Plan award, even though not actually credited to Mr. Rein’s 162M account until October 2007.

Potential Payments Upon Termination or Change in Control

     The information and tables below reflect the amount of compensation payable to each of the named executive officers of the Company in the event of termination of employment. The tables show the amount of compensation payable to each executive upon retirement, termination following a change of control, and other (non-retirement) termination events.

     Payments/Benefits Upon Any Termination of Employment. Upon termination of employment, the executive will be entitled to receive amounts earned during his or her term of employment. These amounts include:

  any unpaid awards under the Management Incentive Plan and the Restricted Performance Share Program for the completed fiscal year;

  vested stock options and vested Restricted Performance Share Program awards;

  account balances under the Profit Sharing Retirement Plan and the Profit Sharing Restoration Plan and Trust;

  Deferred Compensation/Capital Accumulation Plan benefits, to the extent the executive has participated; and

  earned but unused vacation pay.

     Additional Payments/Benefits Upon Retirement. Additional benefits apply if the executive retires after reaching applicable retirement age and service thresholds as follows:

  Age 55 and 10 years of service:
  pro-rated awards under the Management Incentive Plan and the Restricted Performance Share Program for the final partial year of participation;

  outstanding stock options continue to vest and remain exercisable until the earlier of five years from the executive’s retirement date or the expiration of the 10-year term of the stock option (shorter exercise periods apply to any stock options granted prior to the individual’s promotion to the executive level);

  full vesting of all unvested stock and cash under the Restricted Performance Share Program, subject to Compensation Committee approval of retirement status;

  special retirement benefits applicable to Senior Vice Presidents and above, which include a six-month extension of full pay and benefits following the last day worked, and continuation of Company-paid annual physical and United Airlines executive premier status to age 70; and

  eligibility for retirement payments under the Deferred Compensation/Capital Accumulation Plans, to the extent the executive has participated.

  Age 55 and 25 years of service:
  eligibility for retirement benefits described above (55 & 10); and

  eligibility for retiree medical and prescription drug coverage, if hired prior to 2002.

Alternatively, senior executives who are not eligible for regular retiree medical/prescription drug coverage because they do not meet the age or service threshold, are eligible for the Select Senior Executive Retiree Medical Expense Plan if they have combined age and service of at least 72 at retirement. This Plan reimburses up to $4,350 per year in medical expenses up to age 65 and up to $2,200 in medical expenses after age 65 for each of the retiree and his or her spouse.

     Additional Payments/Benefits Upon Death or Disability. In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments/Benefits Upon Any Termination of Employment” and “Additional Payments/Benefits Upon Retirement” above, the executive will receive benefits under the Company’s executive disability plan or the Company’s executive life insurance plan, as applicable.

     Payments/Benefits Upon a Change of Control. The Company has employment agreements with each of the named executive officers and other executives of the Company that become effective only upon a change of control of the Company. Under these agreements, change in control is defined to include (1) an acquisition (other than from the Company) of at least 20% of the ownership or voting power of the Company, (2) a change in a majority of Board members, or (3) a merger, reorganization or similar type of transaction after which there is a greater than 50% change in beneficial ownership of the Company. Each agreement becomes operative for a three-year “Employment Period” following a change in control. In the event that the executive is dismissed without cause or resigns for good reason during the Employment Period, he or she will be entitled to the following compensation and benefits:

  base salary through the date of termination;

  a proportionate annual bonus for the then-current fiscal year based upon the executive’s average annual bonus for the last three fiscal years;

  a lump-sum payment equal to the base salary plus annual bonus to which the executive would have been entitled for the remainder of the Employment Period;

  unpaid deferred compensation and vacation pay;

  a lump-sum payment equal to the actuarial equivalent value of the Company contributions that the executive would have received under the Profit Sharing Retirement Plan and Profit Sharing Restoration Plan for the remainder of the Employment Period; and

  continuation of health and welfare benefits for the remainder of the Employment Period.

The above payments and benefits would be reduced to the extent necessary to avoid the application of any golden parachute (Internal Revenue Code Section 280G) excise tax.

     Under these employment agreements, termination for cause means termination of the executive’s employment due to (1) dishonest acts intended to benefit the executive personally, (2) repeated failure to perform the executive’s duties and responsibilities, or (3) conviction of a felony. Good reason is defined to include (1) assignment of duties that result in diminished position, authority, duties or responsibilities, (2) the Company’s failure to meet its obligations to the executive under the employment agreement, (3) a material change in work location, (4) the failure of the Company’s obligations under the employment agreement to be properly assumed by the new owner following a change in control, or (5) the executive’s voluntary termination for any reason during the 30-day period immediately following of the first anniversary of a change in control, as explained above under “Compensation Discussion and Analysis.”

     Under certain Company benefit plans, the following applies upon a change in control of the Company:

  full vesting of all unvested stock and cash under the Restricted Performance Share Program; and

  to the extent the executive has participated, qualifying retirement benefits under the Company’s Deferred Compensation/Capital Accumulation Plans upon involuntary termination of employment without cause or resignation for good reason within five years of a change in control.

     The following tables show the potential payments upon termination of employment for each of the named executive officers. For Mr. Bernauer, the amounts shown reflect the actual amounts earned and payable following his retirement as executive Chairman on January 10, 2007, excluding amounts already included for Mr. Bernauer in the Summary Compensation Table above. In all other cases, the amounts shown assume that the termination of employment was effective as of August 31, 2007, and thus include amounts earned through that date along with estimates of the amounts that would be paid to the executives after their termination. In all cases, earned but unused vacation is included. This means that the executive’s last day worked would be August 31, 2007, but his official termination or retirement date for purposes of pay and most benefits would include all vacation days due. This official termination or retirement date is referred to as the executive’s “paid-through date.” For each named executive, only the potentially relevant scenarios are included. For example, if the executive has already reached the age and service threshold for retirement status, then voluntary (non-retirement) termination is not shown.

     For termination following a change in control, it is assumed that the change in control and termination of employment occur simultaneously as of August 31, 2007. It should be noted that the far more likely scenario would be for the executive to continue working for at least some period of time following the change in control date, in which case the amount of change in control termination benefits would be reduced to the amount corresponding to the period from termination of employment through the end of the three-year Employment Period described above under Payments/Benefits Upon a Change in Control. It should also be noted that the actual amounts to be paid out under any of the scenarios can only be determined at the time of the executive’s actual separation from the Company. Further, the Compensation Committee retains discretion to provide additional benefits to senior executives upon termination or resignation if it determines the circumstances so warrant.

Jeffrey A. Rein, Chairman and Chief Executive Officer

		Involuntary or Good	Involuntary
		Reason Termination	Termination		Permanent
PAYMENTS AND BENEFITS UPON	Retirement on	Following Change in	for Cause on	Death on	Disability on
SEPARATION	8/31/07	Control on 8/31/2007	8/31/2007	8/31/2007	8/31/2007
(1)(2)	($)(3)	($)(4)	($)	($)	($)
Cash Compensation:
Base Salary	600,000	3,600,000	—	—	—
Accrued Vacation Pay (5)	371,429	371,429	323,810	361,905	361,905
Management Incentive Plan	552,047	1,606,807	—	205,664	340,970
Long-Term Incentives: (6)
Stock Option Grants	(7)	(7)	—	—	(7)
Stock Options – Extended Vesting/
Exercisability (8)	801,694	801,694	—	801,694	801,694
Performance Plan – Cash Awards (9)	898,583	898,583	—	—	555,008
Performance Plan – Share Awards (9)	898,561	898,561	—	—	554,992
Performance Plan – Accelerated Vesting	2,158,704	2,158,704	—	2,158,704	2,158,704
Retirement/Deferred Compensation:
Company Contributions	520,536	905,738	30,762	258,996	377,300
Deferred Compensation/Capital
Accumulation Plans (present value)	808,165	808,165	118,000	543,447	808,165
Health and Welfare Benefits:
Medical/Prescription Drug/Dental (10)	—	24,493	—	—	—
Life Insurance (11)	17,467	65,016	—	—	—
Disability/Personal Accident
Insurance (12)	—	16,230	—	—	1,155,945
Perquisites and Personal Benefits:
Car Allowance	12,164	12,164	—	—	7,513
Company Physical (to age 70)	58,590	58,590	—	—	58,590
Totals	7,697,940	12,226,174	472,572	4,330,410	7,180,786
____________________

(1)	Does not include Profit Sharing (401(k)) account balance and Profit Sharing Restoration Trust account balance, as these are trust account balances earned and payable, and the payment amounts will not vary based on the reason for termination of employment. Also does not include Section 162(m) Deferred Compensation Plan account balance, as the amount payable also does not vary based on the reason for termination. The current account balances under the Restoration Trust and the Section 162(m) Deferred Compensation Plan are included in the Nonqualified Deferred Compensation for the 2007 Fiscal Year Table above.

(2)	Does not include amounts earned for fiscal year 2007 that are shown in the Summary Compensation Table.

(3)	As of August 31, 2007, Mr. Rein has attained age 55 and has the requisite service with the Company to qualify for full retirement benefits.

(4)	Includes pay and benefits provided under Change in Control Employment Agreement, plus additional pay and benefits applicable based on eligibility for retirement benefits. Under the terms of the Change in Control Employment Agreement, the actual payments would be reduced to the extent necessary to avoid any nondeductible payments under Section 280G of the Internal Revenue Code.

(5)	Reflects earned but unused vacation days, including banked vacation from prior years. Where applicable, the other rows include any bonus, performance plan awards, 401(k) matching contributions, life insurance and perquisites applied to such accrued vacation days. Other employee benefits that apply during the accrued vacation payout period - such as medical coverage - are not included above, because those benefits are applicable on the same terms to all employees during their accrued vacation payout periods.

(6)	Based on the fair market value of Company common stock on August 31, 2007, of $45.07.

(7)	Mr. Rein received a stock option grant for 159,751 shares on September 1, 2007. This was part of the stock options granted to all eligible employees as of the first day of the 2008 fiscal year. Based on Mr. Rein’s retirement status (or in the case of disability or death), this stock option would have been granted and would vest in three years and be exercisable until the five-year anniversary of Mr. Rein’s paid-through date. Under the retirement scenario above, Mr. Rein’s paid-through date would be June 21, 2008, which includes his six-month senior executive extension period, plus accrued vacation. Mr. Rein’s paid-through date would be December 19, 2007 in the case of death, or August 31, 2008 in the case of disability.

(8)	Amount shown is the “spread” (fair market value minus option exercise price) as of August 31, 2007, for all stock options that were not yet vested as of August 31, 2007, but will continue to vest based on Mr. Rein’s retirement status (or upon death or disability). These unvested stock options are listed in the Outstanding Equity Awards at 2007 Fiscal Year-End Table above and will be exercisable from the vesting date through the five-year anniversary of the applicable paid-through date described in footnote (7) above.

(9)	Amounts shown are pro-rated awards for fiscal year 2008, based on the paid-through date described in footnote (7) above, assuming target performance is achieved. In the case of disability, awards are pro-rated for the first six months of the 2008 fiscal year, to coincide with the duration of the short-term disability payout period.

(10)	No amount is included for Mr. Rein’s retiree medical/prescription drug benefit, as this benefit is available to all employees hired prior to 2002 who retire after attaining age 55 with at least 25 years of service.

(11)	Amount represents the cost of continuing life insurance coverage, where applicable. The estimated death benefit payable to the executive’s beneficiaries upon death is not included under the “Death” column, because the Company’s cost of providing this coverage is included in the Summary Compensation Table above.

(12)	Amount represents the cost of continuing disability and personal accident insurance coverage, where applicable. Under the “Disability” column, amount shown is the first 12 months of disability pay. No amount is included for the remaining period of disability coverage, because the Company’s estimated cost of providing that coverage is included in the Summary Compensation Table above.

David W. Bernauer, Former Chairman and Chief Executive Officer

     Mr. Bernauer retired as executive Chairman on January 10, 2007. As a result, only one column is shown below to reflect actual retirement benefits payable upon retirement after age 55 with at least 25 years of service.

Retirement on
PAYMENTS AND BENEFITS UPON SEPARATION	January 10, 2007
(1)(2)	($)
Cash Compensation:
Base Salary (incl. accrued vacation pay) (3)	327,273
Management Incentive Plan	188,579
Long-Term Incentives: (4)
Stock Option Grants	(5)
Stock Options – Extended Vesting/
Exercisability (6)	1,617,577
Performance Plan – Cash Awards (7)	196,403
Performance Plan – Share Awards (7)	196,325
Performance Plan – Accelerated Vesting	3,709,981
Retirement/Deferred Compensation:
Company Contributions	438,763
Deferred Compensation/Capital Accumulation Plans
(present value)	1,830,121
Health and Welfare Benefits:
Medical/Prescription Drug/Dental (8)	—
Life Insurance	9,980
Disability/Personal Accident Insurance	—
Perquisites and Personal Benefits:
Car Allowance	4,115
Company Physical (to age 70)	22,050
Totals	8,541,167
____________________

(1)	Does not include Profit Sharing (401(k)) account balance and Profit Sharing Restoration Trust account balance, as these are trust account balances earned and payable, and the payment amounts will not vary based on the reason for termination of employment. Also does not include Section 162(m) Deferred Compensation Plan account balance, as the amount payable also does not vary based on the reason for termination. The current account balances under the Restoration Trust and the Section 162(m) Deferred Compensation Plan are included in the Nonqualified Deferred Compensation Table above.

(2)	Does not include amounts earned for fiscal year 2007 that are shown in the Summary Compensation Table.

(3)	Includes earned but unused vacation days, including banked vacation from prior years. Where applicable, the other rows include any bonus, performance plan awards, 401(k) matching contributions, life insurance and perquisites applied to such accrued vacation days. Other employee benefits that apply during the accrued vacation payout period - such as medical coverage - are not included above, because those benefits are applicable on the same terms to all employees during their accrued vacation payout periods.

(4)	Based on the fair market value of Company common stock on August 31, 2007, of $45.07.

(5)	Mr. Bernauer received a stock option grant for 213,001 shares on September 1, 2007 as part of his retirement benefits. This was part of the stock options granted to all eligible employees as of the first day of the 2008 fiscal year. Based on Mr. Bernauer’s retirement status, this stock option will vest in three years and is exercisable until the five-year anniversary of Mr. Bernauer’s November 14, 2007 paid-through date.

(6)	Amount shown is the “spread” (fair market value minus option exercise price) as of August 31, 2007 for all stock options that were not yet vested as of August 31, 2007, but will continue to vest based on Mr. Bernauer’s retirement status. These unvested stock options are listed in the Outstanding Equity Awards at 2007 Fiscal Year-End Table above and will be exercisable from the vesting date through the five-year anniversary of Mr. Bernauer’s November 14, 2007 paid-through date.

(7)	Amounts shown are pro-rated awards for fiscal year 2008, based on the paid-through date described in footnote (6) above, assuming target performance is achieved.

(8)	No amount is included for Mr. Bernauer’s retiree medical/prescription drug benefit, as this benefit is available to all employees hired prior to 2002 who retire after attaining age 55 with at least 25 years of service.

William M. Rudolphsen, Senior Vice President and Chief Financial Officer

		Involuntary or Good	Involuntary
	Voluntary	Reason Termination	Termination		Permanent
PAYMENTS AND BENEFITS UPON	Termination on	Following Change in	for Cause on	Death on	Disability on
SEPARATION	8/31/2007	Control on 8/31/2007	8/31/2007	8/31/2007	8/31/2007
(1)(2)	($)(3)	($)(4)	($)	($)	($)
Cash Compensation:
Base Salary	—	1,290,000	—	—	—
Accrued Vacation Pay (5)	141,627	141,627	127,976	141,627	141,627
Management Incentive Plan	—	670,681	—	72,441	109,970
Long-Term Incentives: (6)
Stock Option Grants	—	—	—	—	(7)
Stock Options – Extended Vesting/
Exercisability (8)	—	—	—	183,037	183,037
Performance Plan – Cash Awards (9)	—	—	—	—	86,006
Performance Plan – Share Awards (9)	—	—	—	—	85,994
Performance Plan – Accelerated
Vesting	—	481,842	—	481,842	481,842
Retirement/Deferred Compensation:
Company Contributions	13,455	245,494	12,158	66,111	86,017
Deferred Compensation/Capital
Accumulation Plans (present value)	72,406	552,428	52,000	91,447	552,428
Health and Welfare Benefits:
Medical/Prescription Drug/Dental (10)	191,707	588,452	—	97,914	191,707
Life Insurance (11)	—	12,159	—	—	—
Disability/Personal Accident
Insurance (12)	—	5,910	—	—	408,717
Perquisites and Personal Benefits:
Car Allowance	5,480	5,480	—	—	8,319
Company Physical (to age 70)	—	—	—	—	—
Totals	424,675	3,994,073	192,134	1,134,419	2,335,664
____________________

(1)	Does not include Profit Sharing (401(k)) account balance and Profit Sharing Restoration Trust account balance, as these are trust account balances earned and payable, and the payment amounts will not vary based on the reason for termination of employment. The current account balance under the Restoration Trust is included in the Nonqualified Deferred Compensation Table above.

(2)	Does not include amounts earned for fiscal year 2007 that are shown in the Summary Compensation Table.

(3)	As of August 31, 2007, Mr. Rudolphsen is under age 55, so he would not yet qualify for retirement benefits.

(4)	Includes pay and benefits provided under Change in Control Employment Agreement. Under the terms of that Agreement, the actual payments would be reduced to the extent necessary to avoid any nondeductible payments under Section 280G of the Internal Revenue Code.

(5)

Reflects earned but unused vacation days, including banked vacation from prior years. Where applicable, the other rows include any bonus, performance plan awards, 401(k) matching contributions and perquisites applied to such accrued vacation days. Other employee benefits that apply during the accrued vacation payout period - such as medical coverage - are not included above, because those benefits are applicable on the same terms to all employees during their accrued vacation payout periods.

(6)	Based on the fair market value of Company common stock on August 31, 2007, of $45.07.

(7)

Mr. Rudolphsen received a stock option grant for 33,392 shares on September 1, 2007. This was part of the stock options granted to all eligible employees as of the first day of the 2008 fiscal year. In the case of disability, this stock option would have been granted and would vest in three years and be exercisable until the five-year anniversary of Mr. Rudolphsen’s estimated paid-through date of August 31, 2008.

(8)

Amount shown is the “spread” (fair market value minus option exercise price) as of August 31, 2007, for all stock options that were not yet vested as of August 31, 2007, but will continue to vest upon death or disability. These unvested stock options are listed in the Outstanding Equity Awards at 2007 Fiscal Year-End Table above and will be exercisable from the vesting date through the five-year anniversary of the applicable paid-through date described in footnote (7) above.

(9)

Amounts shown are awards for fiscal year 2008, pro-rated for the first six months of the 2008 fiscal year, to coincide with the duration of the short-term disability payout period, assuming target performance is achieved.

(10)

Except in the case of termination following a change in control, the amount shown is the present value of estimated benefits under the Select Senior Executive Retiree Medical Expense Plan, which is described above under “Potential Payments Upon Termination or Change in Control.” In the case of termination following a change in control, the amount shown is three years of continued coverage under the Change in Control Employment Agreement, plus the present value of retiree medical and prescription drug coverage under the program applicable to employees who retire after reaching age 55 with at least 25 years of service. Mr. Rudolphsen would qualify for this retirement benefit under the Change in Control Employment Agreement, because he would turn age 55 prior to the end of the three-year Employment Period.

(11)

Amount represents the cost of continuing life insurance coverage, where applicable. The estimated death benefit payable to the executive’s beneficiaries upon death is not included under the “Death” column, because the Company’s cost of providing this coverage is included in the Summary Compensation Table above.

(12)

Amount represents the cost of continuing disability and personal accident insurance coverage, where applicable. Under the “Disability” column, amount shown is the first 12 months of disability pay. No amount is included for the remaining period of disability coverage, because the Company’s estimated cost of providing that coverage is included in the Summary Compensation Table above.

Trent E. Taylor, Executive Vice President

		Involuntary or Good	Involuntary
	Voluntary	Reason Termination	Termination		Permanent
PAYMENTS AND BENEFITS UPON	Termination on	Following Change in	for Cause on	Death on	Disability on
SEPARATION	8/31/2007	Control on 8/31/2007	8/31/2007	8/31/2007	8/31/2007
(1)(2)	($)(3)	($)(4)	($)	($)	($)
Cash Compensation:
Base Salary	—	1,800,000	—	—	—
Accrued Vacation Pay (5)	32,500	32,500	15,000	32,500	32,500
Management Incentive Plan	—	782,768	—	17,438	160,970
Long-Term Incentives: (6)
Stock Option Grants	—	—	—	—	(7)
Stock Options – Extended Vesting/
Exercisability (8)	—	—	—	260,824	260,824
Performance Plan – Cash Awards (9)	—	—	—	—	150,007
Performance Plan – Share Awards (9)	—	—	—	—	149,993
Performance Plan – Accelerated Vesting	—	715,202	—	715,202	715,202
Retirement/Deferred Compensation:
Company Contributions	3,088	316,395	1,425	72,688	114,824
Deferred Compensation/ Capital
Accumulation Plans (present value)	91,728	702,804	67,000	113,359	702,804
Health and Welfare Benefits:
Medical/Prescription Drug/Dental	—	24,493	—	—	—
Life Insurance (10)	—	17,165	—	—	—
Disability/Personal Accident
Insurance (11)	—	8,181	—	—	572,882
Perquisites and Personal Benefits:
Car Allowance	585	585	—	—	5,396
Company Physical (to age 70)	—	—	—	—	—
Totals	127,901	4,400,093	83,425	1,212,011	2,865,402
____________________

(1)

Does not include Profit Sharing (401(k)) account balance and Profit Sharing Restoration Trust account balance, as these are trust account balances earned and payable, and the payment amounts will not vary based on the reason for termination of employment. The current account balance under the Restoration Trust is included in the Nonqualified Deferred Compensation Table above.

(2)	Does not include amounts earned for fiscal year 2007 that are shown in the Summary Compensation Table.

(3)	As of August 31, 2007, Mr. Taylor is under age 55, so he would not yet qualify for retirement benefits.

(4)

Includes pay and benefits provided under Change in Control Employment Agreement. Under the terms of that Agreement, the actual payments would be reduced to the extent necessary to avoid any nondeductible payments under Section 280G of the Internal Revenue Code.

(5)

Reflects earned but unused vacation days, including banked vacation from prior years. Where applicable, the other rows include any bonus, performance plan awards, 401(k) matching contributions and perquisites applied to such accrued vacation days. Other employee benefits that apply during the accrued vacation payout period - such as medical coverage - are not included above, because those benefits are applicable on the same terms to all employees during their accrued vacation payout periods.

(6)	Based on the fair market value of Company common stock on August 31, 2007, of $45.07.

(7)

Mr. Taylor received a stock option grant for 53,250 shares on September 1, 2007. This was part of the stock options granted to all eligible employees as of the first day of the 2008 fiscal year. In the case of disability, this stock option would have been granted and would vest in three years and be exercisable until the five-year anniversary of Mr. Taylor’s estimated paid-through date of August 31, 2008.

(8)

Amount shown is the “spread” (fair market value minus option exercise price) as of August 31, 2007, for all stock options that were not yet vested as of August 31, 2007, but will continue to vest upon death or disability. These unvested stock options are listed in the Outstanding Equity Awards at 2007 Fiscal Year-End Table above and will be exercisable from the vesting date through the five-year anniversary of the applicable paid-through date described in footnote (7) above.

(9)

Amounts shown are awards for fiscal year 2008, pro-rated for the first six months of the 2008 fiscal year, to coincide with the duration of the short-term disability payout period, assuming target performance is achieved.

(10)

Amount represents the cost of continuing life insurance coverage, where applicable. The estimated death benefit payable to the executive’s beneficiaries upon death is not included under the “Death” column, because the Company’s cost of providing this coverage is included in the Summary Compensation Table above.

(11)

Amount represents the cost of continuing disability and personal accident insurance coverage, where applicable. Under the “Disability” column, amount shown is the first 12 months of disability pay. No amount is included for the remaining period of disability coverage, because the Company’s estimated cost of providing that coverage is included in the Summary Compensation Table above.

Gregory D. Wasson, President and Chief Operating Officer

		Involuntary or Good	Involuntary
	Voluntary	Reason Termination	Termination		Permanent
	Termination on	Following Change in	for Cause on	Death on	Disability on
PAYMENTS AND BENEFITS UPON SEPARATION	8/31/2007	Control on 8/31/2007	8/31/2007	8/31/2007	8/31/2007
(1)(2)	($)(3)	($)(4)	($)	($)	($)
Cash Compensation:
Base Salary	—	2,100,000	—	—	—
Accrued Vacation Pay (5)	135,227	135,227	114,130	135,227	135,227
Management Incentive Plan	—	912,652	—	73,784	190,970
Long-Term Incentives: (6)
Stock Option Grants	—	—	—	—	(7)
Stock Options – Extended Vesting/
Exercisability (8)	—	—	—	226,722	226,722
Performance Plan – Cash Awards (9)	—	—	—	—	210,019
Performance Plan – Share Awards (9)	—	—	—	—	209,981
Performance Plan – Accelerated Vesting	—	617,438	—	617,438	617,438
Retirement/Deferred Compensation:
Company Contributions	12,847	357,705	10,842	78,513	129,545
Deferred Compensation/ Capital
Accumulation Plans (present value)	163,714	2,869,700	104,000	344,463	2,869,700
Health and Welfare Benefits:
Medical/Prescription
Drug/Dental (10)	215,390	239,883	—	105,739	215,390
Life Insurance (11)	—	12,316	—	—	—
Disability/Personal Accident
Insurance (12)	—	8,316	—	—	659,072
Perquisites and Personal Benefits:
Car Allowance	3,812	3,812	—	—	9,866
Company Physical (to age 70)	—	—	—	—	—
Totals	530,990	7,257,049	228,972	1,581,886	5,473,930
____________________

(1)

Does not include Profit Sharing (401(k)) account balance and Profit Sharing Restoration Trust account balance, as these are trust account balances earned and payable, and the payment amounts will not vary based on the reason for termination of employment. The current account balance under the Restoration Trust is included in the Nonqualified Deferred Compensation Table above.

(2)	Does not include amounts earned for fiscal year 2007 that are shown in the Summary Compensation Table.

(3)	As of August 31, 2007, Mr. Wasson is under age 55, so he would not yet qualify for retirement benefits.

(4)

Includes pay and benefits provided under Change in Control Employment Agreement. Under the terms of that Agreement, the actual payments would be reduced to the extent necessary to avoid any nondeductible payments under Section 280G of the Internal Revenue Code.

(5)

Reflects earned but unused vacation days, including banked vacation from prior years. Where applicable, the other rows include any bonus, performance plan awards, 401(k) matching contributions and perquisites applied to such accrued vacation days. Other employee benefits that apply during the accrued vacation payout period - such as medical coverage - are not included above, because those benefits are applicable on the same terms to all employees during their accrued vacation payout periods.

(6)	Based on the fair market value of Company common stock on August 31, 2007, of $45.07.

(7)

Mr. Wasson received a stock option grant for 77,656 shares on September 1, 2007. This was part of the stock options granted to all eligible employees as of the first day of the 2008 fiscal year. In the case of disability, this stock option would have been granted and would vest in three years and be exercisable until the five-year anniversary of Mr. Wasson’s estimated paid-through date of August 31, 2008.

(8)

Amount shown is the “spread” (fair market value minus option exercise price) as of August 31, 2007, for all stock options that were not yet vested as of August 31, 2007, but will continue to vest upon death or disability. These unvested stock options are listed in the Outstanding Equity Awards at 2007 Fiscal Year-End Table above and will be exercisable from the vesting date through the five-year anniversary of the applicable paid-through date described in footnote (7) above.

(9)

Amounts shown are awards for fiscal year 2008, pro-rated for the first six months of the 2008 fiscal year, to coincide with the duration of the short-term disability payout period, assuming target performance is achieved.

(10)

Amount shown is present value of estimated benefits under the Select Senior Executive Retiree Medical Expense Plan, which is described above under “Potential Payments Upon Termination or Change in Control.” In the case of termination following change in control, amount also includes three years of continued coverage under the Change in Control Employment Agreement.

(11)

Amount represents the cost of continuing life insurance coverage, where applicable. The estimated death benefit payable to the executive’s beneficiaries upon death is not included under the “Death” column, because the Company’s cost of providing this coverage is included in the Summary Compensation Table above.

(12)

Amount represents the cost of continuing disability and personal accident insurance coverage, where applicable. Under the “Disability” column, amount shown is the first 12 months of disability pay. No amount is included for the remaining period of disability coverage, because the Company’s estimated cost of providing that coverage is included in the Summary Compensation Table above.

George J. Riedl, Executive Vice President

		Involuntary or Good	Involuntary
	Voluntary	Reason Termination	Termination		Permanent
	Termination on	Following Change in	for Cause on	Death on	Disability on
PAYMENTS AND BENEFITS UPON SEPARATION	8/31/2007	Control on 8/31/2007	8/31/2007	8/31/2007	8/31/2007
(1)(2)	($)(3)	($)(4)	($)	($)	($)
Cash Compensation:
Base Salary	—	1,650,000	—	—	—
Accrued Vacation Pay (5)	141,865	141,865	126,587	141,865	141,865
Management Incentive Plan	—	866,147	—	75,302	145,970
Long-Term Incentives: (7)
Stock Option Grants	—	—	—	—	(7)
Stock Options – Extended Vesting/
Exercisability (8)	—	—	—	234,524	234,524
Performance Plan – Cash Awards (9)	—	—	—	—	137,537
Performance Plan – Share Awards (9)	—	—	—	—	137,464
Performance Plan – Accelerated Vesting	—	647,080	—	647,080	647,080
Retirement/Deferred Compensation:
Company Contributions	13,477	313,984	12,026	82,103	114,942
Deferred Compensation/Capital
Accumulation Plans (present value)	75,481	835,783	57,000	94,873	835,783
Health and Welfare Benefits:
Medical/Prescription Drug/Dental	—	24,493	—	—	—
Life Insurance (10)	—	10,143	—	—	—
Disability/Personal Accident
Insurance (11)	—	6,960	—	—	524,525
Perquisites and Personal Benefits:
Car Allowance	3,950	3,950	—	—	7,657
Company Physical (to age 70)	—	—	—	—	—
Totals	234,773	4,500,405	195,613	1,275,747	2,927,347
____________________

(1)

Does not include Profit Sharing (401(k)) account balance and Profit Sharing Restoration Trust account balance, as these are trust account balances earned and payable, and the payment amounts will not vary based on the reason for termination of employment. The current account balance under the Restoration Trust is included in the Nonqualified Deferred Compensation Table above.

(2)	Does not include amounts earned for fiscal year 2007 that are shown in the Summary Compensation Table.

(3)	As of August 31, 2007, Mr. Riedl is under age 55, so he would not yet qualify for retirement benefits.

(4)

Includes pay and benefits provided under Change in Control Employment Agreement. Under the terms of that Agreement, the actual payments would be reduced to the extent necessary to avoid any nondeductible payments under Section 280G of the Internal Revenue Code.

(5)

Reflects earned but unused vacation days, including banked vacation from prior years. Where applicable, the other rows include any bonus, performance plan awards, 401(k) matching contributions and perquisites applied to such accrued vacation days. Other employee benefits that apply during the accrued vacation payout period - such as medical coverage - are not included above, because those benefits are applicable on the same terms to all employees during their accrued vacation payout periods.

(6)	Based on the fair market value of Company common stock on August 31, 2007, of $45.07.

(7)

Mr. Riedl received a stock option grant for 48,812 shares on September 1, 2007. This was part of the stock options granted to all eligible employees as of the first day of the 2008 fiscal year. In the case of disability, this stock option would have been granted and would vest in three years and be exercisable until the five-year anniversary of Mr. Riedl’s estimated paid-through date of August 31, 2008.

(8)

Amount shown is the “spread” (fair market value minus option exercise price) as of August 31, 2007, for all stock options that were not yet vested as of August 31, 2007, but will continue to vest upon death or disability. These unvested stock options are listed in the Outstanding Equity Awards at 2007 Fiscal Year-End Table above and will be exercisable from the vesting date through the five-year anniversary of the applicable paid-through date described in footnote (7) above.

(9)

Amounts shown are awards for fiscal year 2008, pro-rated for the first six months of the 2008 fiscal year, to coincide with the duration of the short-term disability payout period, assuming target performance is achieved.

(10)

Amount represents the cost of continuing life insurance coverage, where applicable. The estimated death benefit payable to the executive’s beneficiaries upon death is not included under the “Death” column, because the Company’s cost of providing this coverage is included in the Summary Compensation Table above.

(11)

Amount represents the cost of continuing disability and personal accident insurance coverage, where applicable. Under the “Disability” column, amount shown is the first 12 months of disability pay. No amount is included for the remaining period of disability coverage, because the Company’s estimated cost of providing that coverage is included in the Summary Compensation Table above.

Securities Ownership of Certain Beneficial Owners and Management

     The following tabulation sets forth information as of November 12, 2007, concerning the ownership of common stock by each person who is known by the Company to beneficially own more than 5% of the Company’s common stock, by each director and director nominee, by each of the executive officers named in the Summary Compensation Table included in this proxy statement, and by all directors and executive officers as a group. Except as otherwise noted, the shareholder named possessed sole voting and investment power over such shares.

		Options Currently
	Shares of Common	Exercisable or	Total Stock and
	Stock Beneficially	Exercisable within	Stock-Based	Percent of
Name	Owned	60 Days	Holdings	Class
Capital Research and Management Company (1)	102,068,800	—	102,068,800	10.296%
333 South Hope Street
Los Angeles, CA 90071
David W. Bernauer (2), (3)	206,115	1,220,478	1,426,593	*
William C. Foote (4)	27,973	—	27,973	*
James J. Howard (4)	47,479	—	47,479	*
Alan G. McNally (4)	26,591	—	26,591	*
Cordell Reed (4)	29,140	—	29,140	*
Jeffrey A. Rein (2), (5)	79,155	292,161	371,316	*
George J. Riedl (2), (6)	21,666	76,997	98,663	*
William M. Rudolphsen (2), (7)	24,748	77,560	102,308	*
Nancy M. Schlichting (4)	—	—	—	—
David Y. Schwartz (4), (8)	14,342	—	14,342	*
Alejandro Silva (9)	400	—	400	*
James A. Skinner (4)	590	—	590	*
Trent E. Taylor (2), (10), (11)	24,442	118,300	142,742	*
Marilou M. von Ferstel (4), (12)	20,118	—	20,118	*
Charles R. Walgreen III (13)	3,206,466	—	3,206,466	*
Gregory D. Wasson (2)	15,445	40,681	56,126	*
All directors and executive officers as a group
(32 individuals) (2), (4), (14)	4,241,663	1,891,739	6,133,372	0.615%
____________________

*	Each shareholder owns less than 1% of the Company’s common stock.

(1)

According to a Schedule 13G/A filed with the Securities and Exchange Commission on November 9, 2007, Capital Research and Management Company (“CRMC”) is deemed to be the beneficial owner of 102,068,800 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. CRMC has sole dispositive power as to all of the shares, sole voting power as to 25,382,700 of the shares and shared voting power as to none of the shares.

(2)

Includes unvested shares granted pursuant to the Walgreen Co. Restricted Performance Share Plan as follows: Mr. Bernauer, 51,271 shares; Mr. Rein, 25,298 shares; Mr. Riedl, 7,226 shares; Mr. Rudolphsen, 5,364 shares; Mr. Taylor, 8,018 shares; Mr. Wasson, 6,864 shares; and all directors and executive officers as a group, 125,848 shares.

(3)	Does not include 40,000 shares owned by Mr. Bernauer’s wife. Mr. Bernauer disclaims any beneficial interest in these shares.

(4)

Does not include deferred stock units granted pursuant to the Walgreen Co. Nonemployee Director Stock Plan as follows: Mr. Foote, 16,984 units; Mr. Howard, 21,968 units; Mr. McNally, 12,441 units; Mr. Reed, 10,958 units; Ms. Schlichting, 5,148 units; Mr. Schwartz, 12,190 units; Mr. Skinner, 9,175 units; Ms. von Ferstel, 5,495 units; and all directors as a group, 94,359 units.

(5)

Does not include 16 shares owned by Mr. Rein’s wife and 3,500 shares for which Mr. Rein is custodian under the Illinois Uniform Transfer to Minors Act. Mr. Rein disclaims any beneficial interest in these shares.

(6)	Does not include 3,994 shares owned by Mr. Riedl’s wife. Mr. Riedl disclaims any beneficial interest in these shares.

(7)	Includes 9,632 shares held in joint tenancy with Mr. Rudolphsen’s wife.

(8)	Does not include 4,917 shares owned by Mr. Schwartz’s wife. Mr. Schwartz disclaims any beneficial interest in these shares.

(9)	The 400 shares beneficially owned by Mr. Silva are pledged as security for a brokerage margin account.

(10)	Does not include 189 shares for which Mr. Taylor is custodian under the Illinois Uniform Transfer to Minors Act. Mr. Taylor disclaims any beneficial interest in these shares.

(11)	Of the shares beneficially owned by Mr. Taylor, 9,020 shares are pledged as security for a brokerage margin account.

(12)	Includes 100 shares for which Ms. von Ferstel is custodian under the Uniform Transfer to Minors Act.

(13)

Includes 43,278 shares owned by a trust in which Mr. Walgreen III has a shared beneficial interest. Does not include 66,536 shares held in trust for the benefit of Mr. Walgreen III’s wife, and 62,388 shares owned by other family members. Mr. Walgreen III disclaims any beneficial interest in these shares.

(14)

Does not include 231,651 shares owned by trusts or entities for which executive officers or directors serve as trustees or officers, or held by family members of executive officers or directors, the beneficial ownership of which has been disclaimed by such executive officers or directors.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company’s common stock, to file initial reports of ownership and changes in ownership with the SEC. Based on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that all forms were filed in a timely manner during fiscal year 2007, except that David Y. Schwartz filed a late Form 4 reporting a transaction by his wife.

Equity Compensation Plans

     The following table summarizes information about Walgreen Co. common stock that may be issued upon the exercise of options, warrants and rights under all of the Walgreen Co. equity compensation plans as of August 31, 2007. The following equity compensation plans were approved by shareholders: the Executive Stock Option Plan, the 1982 Employees Stock Purchase Plan, the Long-Term Performance Incentive Plan (formerly, the Restricted Performance Share Plan) and the Nonemployee Director Stock Plan. The following equity compensation plans were not approved by shareholders: the Walgreen Co. Stock Purchase/Option Plan (Share Walgreens), the grant made to all non-executive employees in conjunction with the opening of the Company’s 3,000th store (Option 3000), and the grant made to all non-executive employees in connection with the opening of the Company’s 4,000th store (Walgreen Co. Broad Based Employee Stock Option Plan).

			C. Number of securities
			remaining available for
	A. Number of securities	B. Weighted-average	future issuance under
	to be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities reflected
Plan category	warrants and rights	warrants and rights	in column (A))
Equity compensation plans
approved by security holders	26,394,744	$34.45	29,998,333 (1)
Equity compensation plans not
approved by security holders (2)	8,607,008	$36.84	38,487,301
Total	35,001,752	$35.04	68,485,634
____________________

(1)

The Walgreen Co. Nonemployee Director Stock Plan, approved by shareholders in January 2004, does not have a specific number of shares reserved for issuance, and therefore, shares remaining available for grant pursuant to the plan are not included in the table above. Through fiscal year 2006, the plan determined the number of shares issued to each nonemployee director pursuant to their annual share grant by dividing $80,000 (subject to possible adjustment up to $250,000) by the price of a share of common stock on November 1 of the relevant year. For the annual share grant made on November 1, 2006, the dollar value of the grant was increased to $100,000. Beginning with the annual share grant made on November 1, 2007, the dollar value of the grant has increased to $120,000. Each nonemployee director may elect to receive this annual share grant in the form of shares or deferred stock units. Furthermore, each nonemployee director receives one-half of his or her quarterly retainer for service on the Board of Directors in the form of either shares or deferred stock units. The number of shares or deferred stock units is determined by dividing the dollar value of the quarterly retainer by the fair market value of a share on the day of the quarterly Board meeting.

(2)

Share Walgreens is a stock purchase/stock option incentive compensation plan that allows eligible non-executive employees to buy stock (up to a limited percentage of base annual salary) during specific window periods. For each share of common stock an employee purchases through the plan, the employee will receive one to three options to purchase additional stock at a fixed price. The determination of the number of options is a function of the degree to which the Company attains pre-established performance goals. For options granted prior to October 1, 2005, the option price equals the lesser of: (a) the average of the fair market value of a share of common stock on each of the first five trading days during the applicable window period, or (b) the average of the fair market value of a share of common stock on each of the last five trading days during such window period; provided that the resulting option price may not be more than 15% lower than the fair market value on the last trading day of the window period. For options granted on or after October 1, 2005, the option price is the closing price of a share of common stock on the grant date. There is a two-year holding period on purchased shares, and in most cases, options may be exercised after this two-year period. Unexercised options will expire 10 years after the date of the grant, subject to earlier termination if the optionee’s employment ends. Options may be granted until September 30, 2012, for an aggregate of 42 million shares of common stock. As of August 31, 2007, there were outstanding options for an aggregate of 6,025,457 shares.

The Walgreen Co. Option 3000 Plan is an incentive compensation plan that permitted the grant of nonqualified stock options to all non-executive employees who were employed by the Company on May 11, 2000. Each eligible employee received from 75 to 500 options based on the employee’s years of service on the date of the grant. The option price is

$29.1875, the closing price of a share of common stock on May 11, 2000. The options vested and became exercisable on May 11, 2003, and unexercised options will expire on May 10, 2010, subject to earlier termination if the optionee’s employment ends. As of August 31, 2007, there were outstanding options for an aggregate of 3,540,297 shares.

The Walgreen Co. Broad Based Employee Stock Option Plan is an incentive compensation plan that permits the grant of nonqualified stock options to eligible non-executive employees in order to celebrate the achievement of store opening milestones (such as the opening of the Company’s 4,000th store) and the efforts of the Company’s employees in the achievement of such milestones and to encourage the Company’s employees to devote their continued best efforts to the business and affairs of the Company. For options granted to employees in connection with store opening milestones, the Compensation Committee shall determine the number of options to be granted, if any, and eligibility for participation from among non-executive employees who are employed by the Company as of the designated date of the event giving rise to such grant. The Compensation Committee may also grant options from time to time to individual non-executive employees under this plan. The option price for each grant shall be equal to the closing price of a share of common stock on the designated grant date. Except as may be otherwise determined by the Compensation Committee, each option shall vest three years after the date of the grant, and unexercised options will expire 10 years after the date of the grant, subject to earlier termination if the optionee’s employment ends. Options may be granted for an aggregate of 15 million shares of Company common stock. As of August 31, 2007, there were outstanding options for an aggregate of 4,242,134 shares.

Certain Relationships and Related Transactions

     Company employees who received fiscal year 2007 compensation exceeding $120,000 and are related to current or recently retired executive officers or directors of the Company are as follows: Casey (Handal) Kozlowski, Supervisor, Pharmacy Information Systems and daughter of William M. Handal, an executive officer of the Company; Michael Handal, District Manager and son of William M. Handal, an executive officer of the Company; Brandt Markl, District Manager and son of Barry L. Markl, a former executive officer of the Company; Ryan Markl, District Manager and son of Barry L. Markl, a former executive officer of the Company; Kevin P. Walgreen, Senior Vice President and son of Charles R. Walgreen III, a director of the Company; and Brad Wasson, Store Operations Vice President and brother of Gregory D. Wasson, an executive officer of the Company. Each employee’s compensation was comparable to other Company employees at a similar level.

     On August 1, 2006, the Company completed the acquisition of Medmark Specialty Pharmacy Solutions (“Medmark”). Stanley B. Blaylock was an officer and shareholder of Medmark prior to the acquisition and joined the Company upon completion of the acquisition. Mr. Blaylock became an executive officer of the Company in October 2007. In addition to the payment Mr. Blaylock received for the Medmark shares and options that he held upon completion of the acquisition in August 2006, a portion of which is subject to the terms of an escrow agreement, Mr. Blaylock received an earn-out payment of $407,000 in May 2007.

     On an annual basis, each director and officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with the Company in which a related person, such as a director or officer, or any member of his or her immediate family, have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of procedures and controls to obtain information from the Company’s directors and officers relating to related-party transactions and then determining, based on the facts and circumstances, whether the Company or a related-party has a direct or indirect material interest in the transaction. One or more of the Audit Committee, Nominating and Governance Committee or Compensation Committee will review related-party transactions, so that the members of such committees who review the transactions do not have an interest in such transactions. It is the practice of the Committee which reviews the transactions to approve such a transaction only if it deems it to be in the best interests of the Company. When considering a transaction, the Committee will review all relevant factors including the Company’s rationale for entering into a related-party transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case were the transaction entered into with a third party, and potential for an actual or apparent conflict of interest.

     The Audit Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

Audit Committee Report

     The Audit Committee of the Board of Directors has:

  Reviewed and discussed the audited financial statements with management;

  Discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61; and

  Received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and discussed with Deloitte & Touche LLP its independence.

     In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2007.

David Y. Schwartz, Chairman
Nancy M. Schlichting
James A. Skinner
Marilou M. von Ferstel

Independent Registered Public Accounting Firm Fees and Services

Fees Paid to the Independent Registered Public Accounting Firm

     All fees billed by Deloitte & Touche LLP (“Deloitte”) for services rendered during fiscal years 2007 and 2006 are summarized in the table below:

	Fiscal Year 2007	Fiscal Year 2006
Audit Fees (1)	$1,916,000	$1,892,000
Audit-Related Fees (2)	11,000	27,000
Tax Fees (3)	77,000	197,000
All Other Fees	N/A	N/A
Total Fees	$2,004,000	$2,116,000

____________________

(1)	Audit fees consist of: fees billed for professional services performed by Deloitte for the audit of the Company’s annual financial statements included in the Form 10-K; audit of the effectiveness of internal control over financial reporting; the review of financial statements included in the Company’s 10-Q filings; and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees billed for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes employee benefit plan audits and consultations with respect to financial reporting/accounting standards. There were no audit-related fees approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC during fiscal years 2007 and 2006.

(3)	Tax fees consist of fees billed for professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its subsidiaries, refund claims, tax appeals, and tax work stemming from “Audit-Related” items. There were no tax fees approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC during fiscal years 2007 and 2006.

Pre-Approval of Services Provided By the Independent Registered Public Accounting Firm

     The Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of the Company’s independent registered public accounting firm, and has established a policy concerning the preapproval of services performed by the Company’s independent registered public accounting firm. Each proposed engagement not specifically identified by the SEC as impairing independence is evaluated for independence implications prior to entering into a contract with the independent registered public accounting firm for such services. The Audit Committee has approved in advance certain permitted services whose scope is consistent with auditor independence. These services are (i) statutory audits of Company subsidiaries, (ii) services associated with SEC registration statements, other documents filed with the SEC or other documents issued in connection with securities offerings (for example, comfort letters or consents), (iii) consultations related to adoption of new accounting or auditing pronouncements, disclosure requirements or other accounting related regulations, and (iv) audits of employee benefit plans. If the project is in a permitted category, it is considered pre-approved by the Audit Committee. All other services require specific pre-approval by the Audit Committee. Engagements with total fees less than $100,000 require the approval of one member of the Audit Committee. Engagements with total fees greater than $100,000 require the approval of the full Audit Committee. On a quarterly basis, the Audit Committee reviews a summary listing all service fees, along with a reasonably detailed description of the nature of the engagement.

     All audit, audit-related, and tax services performed by Deloitte in fiscal year 2007 were pre-approved by the Audit Committee in accordance with the regulations of the SEC. The Audit Committee considered and determined that the provision of nonaudit services by Deloitte during fiscal year 2007 was compatible with maintaining auditor independence.

Other Matters to be Voted Upon

     The affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote is required for the approval of the following proposals. With respect to the proposals, shareholders may direct that their votes be cast for or against the proposal, or may abstain. Abstentions and votes against the proposal will be counted for purposes of determining whether a quorum exists. Abstentions will have the effect of votes against the proposal. If a shareholder does not inform his or her broker as to how the shareholder’s shares are to be voted, a broker “non-vote” will occur. Broker non-votes will not affect the outcome of the vote.

PROPOSAL 2

Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm

     In accordance with the Audit Committee’s charter, the Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2008. Deloitte has been the Company’s independent registered public accounting firm since May 2002, and is considered by management to be well qualified.

     Shareholder ratification of the Audit Committee’s selection of Deloitte as the Company’s independent registered public accounting firm is not required by the Company’s By-Laws or otherwise; however, the Board of Directors is submitting the selection of Deloitte to the shareholders for ratification. In the event the shareholders do not ratify the appointment of Deloitte, the selection of an independent registered public accounting firm will be determined by the Audit Committee after careful consideration of any information submitted by the shareholders. In addition, even if the shareholders ratify the selection of Deloitte, the Audit Committee may in its discretion appoint a different independent accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

     Representatives of Deloitte are expected to be present at the Annual Meeting to respond to shareholders’ questions and to have the opportunity to make any statements they consider appropriate.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

PROPOSAL 3

Shareholder Proposal Regarding Semi-Annual Report of Company’s Charitable Contributions

     Marcella V. Meyer, M.D., 10416 South Bell Avenue, Chicago, Illinois 60643, the beneficial owner of 225 shares of the Company’s common stock, has given notice of her intention to introduce the following resolution at the Annual Meeting:

     RESOLVED, Shareholders of Walgreen Company request that the Company issue a report, dated semi-annually, disclosing Walgreen’s monetary and non-monetary contributions made to non-profit organizations operating under Section 501(C)(3) of the IRS Code, as well as any other public or private organization. To reduce costs to shareholders, these reports may be posted on the Company’s website.

Shareholder’s Supporting Statement:

     Walgreen’s assets belong to its shareholders. Expenditures or distribution of corporate assets including charitable contributions should be consistent with shareholder interests. Company executives may use company assets for objectives that are not shared by, and may even be inimical to, the interests of the company and its shareholders.

     According to the Walgreen Company website, Company employees may recommend specific eligible agencies/ organizations to apply for financial support. Current disclosure about the agencies/organizations, their objectives, and the rationale for grants awarded by The Walgreen Company is insufficient to allow the Company’s Board and its shareholders to fully evaluate the charitable use of Corporate assets especially for controversial causes.

The Company’s Response:

     The Company’s management makes decisions regarding the Company’s charitable contribution activities. Our charitable contributions program continues to focus on health and education, and the largest share of our annual contributions is allocated to programs that address the health and wellness needs of our patients. Our efforts, made through campaigns and contributions to various associations and foundations, include raising awareness and providing education on matters such as heart disease, cancer, and diabetes, as well as HIV/AIDS and other medical conditions. Our activities also include making donations and providing other assistance for disaster relief. We believe our activities help to make a difference in many communities where our customers and employees live and work.

     Our Website, www.walgreens.com/about/community, contains information regarding the charitable programs and activities in which the Company is involved. The information on the Website is updated on an ongoing basis throughout the year as our management makes decisions concerning our charitable activities. Aside from this information, the Company does not provide itemized information relating to each individual contribution made. We believe that the day-to-day oversight of our corporate charitable endeavors is most efficiently and effectively left in the hands of our management and staff, who are best suited to direct contributions consistent with our focus and mission. In its ISS 2007 Proxy Voting Guidelines Summary, Institutional Shareholder Services agrees: “In the absence of bad faith, self-dealing, or gross negligence, management should determine which contributions are in the best interests of the company.” The Company believes that it has made decisions regarding charitable activities in a responsible manner, in the best interests of the Company and its shareholders, and management recognizes the need for accountability in connection with charitable activities. As a result, criteria for reviewing and recommending contributions solicited by and made to various charities have been established, and this process is managed and overseen by the Divisional Vice President of Government and Community Relations. Regular reports concerning our charitable activities are made to and reviewed by senior management of the Company. In addition, the Board periodically reviews reports on the charitable activities of the Company.

     Because we carefully evaluate and review the Company’s charitable activities, and make information regarding our corporate giving publicly available, the Board does not believe that implementing the proposal would justify the administrative costs and efforts, nor would it provide a corresponding meaningful benefit to the Company’s shareholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

PROPOSAL 4

Shareholder Proposal to Require that the Board of Directors of Walgreen Co.
Submit the Adoption, Maintenance or Extension of any Poison Pill
to a Shareholder Vote as a Separate Ballot Item

     The Trust for the International Brotherhood of Electrical Workers’ Pension Benefit Fund, 900 Seventh Street, NW, Washington, D.C. 20001, the beneficial owner of 23,975 shares of the Company’s common stock, has given notice of its intention to introduce the following resolution at the Annual Meeting:

     RESOLVED, That the shareholders of Walgreen Co. (hereinafter “the Company”) request that our Directors submit the adoption, maintenance or extension of any poison pill to a shareholder vote as a separate ballot item at the earliest next shareholder election.

Shareholder’s Supporting Statement:

     The Company’s Board of Directors adopted a shareholder rights plan, commonly known as a “poison pill”, without shareholder approval. This plan is an anti-takeover device that can adversely affect shareholder value by discouraging takeovers that could be beneficial to shareholders.

     Poison pills, according to the book “Power and Accountability” by Nell Minow and Robert Monks: “amount to major de facto shifts of voting rights away from shareholders to management on matters pertaining to the sale of the corporation. They give target boards of directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders.”

     Thus it is no surprise that the Shareholder Bill of Rights adopted by the Council of Institutional Investors, whose members represent nearly $3 trillion in benefit fund assets, calls for poison pills to be approved by shareholders before they take effect.

     At a minimum, the shareholders of our Company should have the right to vote on the necessity of adopting such a powerful anti-takeover weapon. Therefore, your support for this proposal is respectfully sought.

The Company’s Response:

     A “poison pill” or shareholder rights plan is an instrument adopted by many public companies as a defense against a hostile takeover. The agreement, which is triggered by certain events, works by granting rights to existing shareholders of the targeted company, and diluting the ownership of a potential acquiring company. These agreements are designed to enable a board of directors to protect shareholders against inadequate offers and abusive or opportunistic takeover tactics, and have been used in the past to increase the bargaining power of the targeted company and its shareholders by encouraging negotiations between the potential acquiring company and the board of directors of the targeted company, resulting in higher value for shareholders.

     After consideration of this proposal, and review of corporate best practices, the Board made a determination that it is in the best interests of the Company and its shareholders to adopt a guideline regarding poison pills that allows for sufficient flexibility in order to protect shareholders’ interests. The Board adopted the following guideline as part of the Company’s Corporate Governance Guidelines:

     The Company has no current intention to adopt a shareholder rights plan without prior shareholder approval. If the Board, in its exercise of its fiduciary responsibilities, determines that it is in the best interest of shareholders under the circumstances to adopt a rights plan without the delay in adoption that would result from seeking shareholder approval, such plan shall provide that it shall expire unless within 12 months of the adoption of such plan its continued existence is submitted to the shareholders for ratification. If the rights plan is not approved by a majority of the votes cast on this issue at a meeting held for ratification, the plan will immediately terminate.

     Because the Board has adopted this guideline, which we believe substantially implements the proposal, sufficiently protects shareholders’ interests and provides adequate flexibility if needed, we believe that the shareholders should vote against the proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL SINCE THE COMPANY HAS ALREADY SUBSTANTIALLY IMPLEMENTED THE PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

PROPOSAL 5

     Shareholder Proposal Regarding a Policy that the Chairman of the Board be an Independent Director who has not Previously Served as an Executive Officer of the Company

     The Central Laborer’s Pension Fund, P.O. Box 1267, Jacksonville, Illinois 62651, the beneficial owner of 5,750 shares of the Company’s common stock, has given notice of its intention to introduce the following resolution at the Annual Meeting:

     RESOLVED, That stockholders of Walgreen Company, (“Walgreen” or “the Company”) ask the Board of Directors to adopt a policy that the board’s chairman be an independent director who has not previously served as an executive officer of the Company. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) the compliance with the policy is excused if no independent director is available and willing to serve as chairman.

Shareholder’s Supporting Statement:

     It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently at our Company Jeff Rein holds both the positions of Chairman of the Board and CEO. We believe that this current scheme may not adequately protect shareholders.

     Shareholders of Walgreen require an independent leader to ensure that management acts strictly in the best interests of the Company. By setting agendas, priorities and procedures, the position of Chairman is critical in shaping the work of the Board of Directors. Accordingly, we believe that having an independent director serve as chairman can help ensure the objective functioning of an effective Board.

     We believe that ensuring that the Chairman of the Board of our Company is independent, will enhance Board leadership at Walgreen, and protect shareholders from future management actions that can harm shareholders. Other corporate governance experts agree. As a Commission of The Conference Board stated in a 2003 report, “The ultimate responsibility for good corporate governance rests with the Board of Directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served.”

     We believe that the recent wave of corporate scandals demonstrates that no matter how many independent directors there are on the Board, it is less able to provide independent oversight of the officers if the Chairman of the Board is also CEO of the Company.

     We, therefore, urge shareholders to vote FOR this important corporate governance reform.

The Company’s Response:

     The Board agrees that all public companies should have an effective governance structure. Several laws and regulations have been adopted to address corporate scandals and develop better corporate governance structures. We do not believe, however, that a policy requiring the Chairman of the Board to be an independent director is needed in order to create an effective governance structure.

     As part of an effective governance structure, our Company has a majority of directors who are independent, as defined by the New York Stock Exchange and NASDAQ guidelines, and who oversee the performance of the Company. Our Company has separate committees of the Board which perform oversight functions independent of management, three of which are comprised entirely of independent, non-management directors. These independent directors oversee critical matters such as the integrity of the Company’s financial statements, evaluation and selection of officers and directors, and approval of compensation paid to the executives, including the compensation of the Chairman and Chief Executive Officer. Each director is free to identify matters to be considered at meetings and to speak directly with the Company’s management to obtain additional information regarding any matters that they may deem important or appropriate.

     We share in the common view that every company needs a strong, diligent and independent board of directors. We also believe that there is no “one size fits all” solution to the structure of boards of directors. Several corporate governance experts agree, and recognize that a wide variety of board structures have been adopted by many different companies, including structures in which one person serves as both chief executive officer and chairman of the board, and that such structures have been effective in achieving good corporate governance1.

     The Company’s By-Laws provide the members of the Board, while exercising their best judgment and fiduciary duties, the flexibility to appoint one individual or separate individuals to the positions of Chairman and Chief Executive Officer, whether or not the individuals are currently, or were formerly, officers of the Company. We believe that this flexibility has served the Company well, and that retaining the Board’s flexibility in this regard is in the best interests of the shareholders.

____________________

1	“Corporate Leadership Structure: On the Separation of the Positions of Chief Executive Officer and Chairman of the Board,” published in the Journal of Corporate Finance in 1997, the authors, James A. Brickley, Jeffrey L. Coles and Gregg A. Jarrell; “Separating the Roles of Chairman and Chief Executive: Looking at Both Sides of the Debate,” written by David Kimbell and Tom Neff, in July 2006; and “Does One Hat Fit All? The Case of Corporate Leadership Structure,” written by Olubunmi Faleye, dated May 10, 2007.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

Householding

     The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name receive only one copy of the Company’s Annual Report and proxy statement, unless one or more of these shareholders notifies the Company that they would like to continue to receive individual copies. This reduces printing costs and postage fees. If, because of multiple accounts, you are still receiving multiple copies of the Company’s Annual Report or proxy statement at a single address and wish to receive a single copy, or if you participate in householding and wish to receive a separate copy of the 2007 Annual Report or proxy statement, or prefer to receive separate copies of future materials, and your shares are registered directly through the Company’s transfer agent, please contact Computershare Investor Services LLC at 1-888-368-7346, or inform them in writing at 2 North LaSalle Street, Chicago, Illinois 60602. If your shares are held through a brokerage account, please contact your broker directly.

     Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

Shareholder Proposals for the Next Annual Meeting

     Shareholders may submit proposals appropriate for shareholder action at the Company’s Annual Meeting consistent with the regulations of the SEC. For proposals to be considered for inclusion in the proxy statement for the Annual Meeting scheduled to be held on January 14, 2009, they must be received by the Company no later than July 23, 2008. Such proposals should be directed to Walgreen Co., Attention: Corporate Secretary, 200 Wilmot Road, Deerfield, Illinois 60015.

     In addition, the Company’s By-Laws establish an advance notice procedure with regard to certain matters, including shareholder proposals not included in the Company’s proxy statement, to be brought before an Annual Meeting. In general, the Corporate Secretary must receive notice on or after September 11, 2008, and not later than October 11, 2008. The notice should contain a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting; the name and address, as they appear in the Company’s books, of the shareholder proposing such business; the class and number of shares of the Company that are beneficially owned by the shareholder; and any material interest of the shareholder in such business. If the Company receives notice of a shareholder proposal outside of this time frame, the individuals named in the proxies solicited by the Company’s Board of Directors for that meeting may exercise discretionary voting power with respect to that proposal.

By order of the Board of Directors.

DANA I. GREEN
Secretary

     The Company posts on its website, at investor.walgreens.com, the Company’s 2007 Annual Report on Form 10-K, as filed with the SEC, including the financial statements and schedules thereto. The Company will also furnish, on written request and without charge, a printed copy of the Annual Report on Form 10-K to each person whose proxy is solicited and to each person representing that, as of the record date for the meeting, he or she was a beneficial owner of shares entitled to be voted at the meeting. Such written request should be directed to Walgreen Co., c/o Shareholder Relations, Mail Stop #2261, 200 Wilmot Road, Deerfield, Illinois 60015.

200 WILMOT ROAD DEERFIELD, ILLINOIS 60015
INSTRUCTIONS FOR VOTING BY THE INTERNET, TELEPHONE OR MAIL

Walgreen Co. encourages you to take advantage of convenient voting methods. Please take this opportunity to use one of the three voting methods below. Voting is easier than ever.

Proxies submitted by telephone or the Internet must be received by 11:59 p.m., Eastern Time, on January 8, 2008.

VOTE BY PHONE - 1-800-690-6903
• Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on January 8, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com
• Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on January 8, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
• Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Walgreen Co., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	WLGRN1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
WALGREENS

If you wish to vote in accordance with the Board of Directors recommendations, just sign below. You need not check any boxes.

The Board of Directors recommends a vote FOR each of the following director nominees.
1.	01 -	William C. Foote	06 -	David Y. Schwartz
	02 -	Alan G. McNally	07 -	Alejandro Silva
	03 -	Cordell Reed	08 -	James A. Skinner
	04 -	Jeffrey A. Rein	09 -	Marilou M. von Ferstel
	05 -	Nancy M. Schlichting	10 -	Charles R. Walgreen III

For All	Withhold All	For All Except*	*To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 2.		For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposals 3, 4 and 5.		For	Against	Abstain

3.	Shareholder proposal regarding reports disclosing charitable contributions.	☐	☐	☐

4.	Shareholder proposal regarding shareholder vote on the adoption, maintenance or extension of any poison pill.	☐	☐	☐

5.	Shareholder proposal that the Chairman of the Board be an independent director who has not previously served as an executive officer of Walgreen Co.	☐	☐	☐

In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting.

The signatory hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. Please sign exactly as your name appears above. Joint owners should each sign. Where applicable, indicate your official position or representation capacity.

If you vote by telephone or via the Internet, please do not mail your proxy card.

THANK YOU FOR VOTING.

For address changes and/or comments, please check this box and write them on the back where indicated	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING

The Walgreen Co. Annual Meeting of Shareholders will be held January 9, 2008, at 2:00 p.m., Central Standard Time, in the Grand Ballroom of Navy Pier. A map detailing directions to the meeting is shown at right. An admission ticket is included in this mailing. You will not be admitted without a ticket.

Shareholders should use Entrance 2, Lobby 3 for access to the Grand Ballroom. Please follow posted signs.

If you park in the Navy Pier parking garage, please pick up a voucher for $5 parking at our registration desk.

Annual Meeting Proxy Card

Proxy solicited on behalf of the Board of Directors

The undersigned hereby appoints JEFFREY A. REIN, WILLIAM C. FOOTE and CHARLES R. WALGREEN III, or any of them, with full power of substitution, as attorneys and proxies to vote all shares of common stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of WALGREEN CO. (and any adjournment thereof) to be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois, on Wednesday, January 9, 2008, upon the matters referred to on the reverse side and, in their discretion, upon such other matters as may properly come before the meeting.

This proxy when properly executed will be voted as directed. If no direction is specified this proxy will be voted FOR the election of directors and FOR proposal 2 and AGAINST proposals 3, 4 and 5.

In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Admission Ticket Annual Meeting of Shareholders January 9, 2008 2:00 PM Navy Pier Grand Ballroom Chicago, IL

PLEASE ADMIT	NON-TRANSFERABLE

This is your admission ticket to the Walgreen Co. Annual Meeting of Shareholders to be held January 9, 2008, at 2:00 p.m., Central Standard Time, in the Grand Ballroom of Navy Pier. A map detailing directions to the meeting is shown at right. Please present this original ticket for admission. We will also require one form of photo identification.

Shareholders should use Entrance 2, Lobby 3 for access to the Grand Ballroom. Please follow posted signs.

If you park in the Navy Pier parking garage, please pick up a voucher for $5 parking at our registration desk.